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                                                                     Exhibit 2.1







                                SIPEX CORPORATION

                          CAT ACQUISITION CORPORATION I

                                     CALOGIC


                      AGREEMENT AND PLAN OF REORGANIZATION


                          Dated as of October 21, 1999





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                                TABLE OF CONTENTS



ARTICLE I.  THE MERGER.........................................................1

1.1    The Merger..............................................................1
1.2    Effects of the Merger...................................................1
1.3    Closing.................................................................2
1.4    Approval by the Stockholders of Calogic.................................2
1.5    Approval by Merger Sub and Parent.......................................2

ARTICLE II.  CONVERSION AND EXCHANGE OF SHARES; DISSENTING SHARES..............2

2.1    Conversion of Shares of Calogic Common Stock............................2
2.2    Escrow Shares...........................................................3
2.3    Dissenting Shares.......................................................4
2.4    Delivery of Evidence of Ownership.......................................4
2.5    No Further Ownership Rights in Calogic Common Stock.....................4
2.6    No Fractional Shares....................................................4
2.7    Assumption of Stock Options.............................................5

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF CALOGIC AND THE STOCKHOLDERS...5

3.1    Organization, Standing and Power; Subsidiaries..........................5
3.2    Capital Structure.......................................................6
3.3    Authority...............................................................7
3.4    Compliance with Laws and Other Instruments; Non-Contravention...........7
3.5    Technology and Intellectual Property Rights.............................8
3.6    Financial Statements; Business Information.............................10
3.7    Taxes..................................................................11
3.8    Absence of Certain Changes and Events..................................13
3.9    Leases in Effect.......................................................14
3.10   Personal Property; Real Estate.........................................15
3.11   Certain Transactions...................................................15
3.12   Litigation and Other Proceedings.......................................15
3.13   No Defaults............................................................16
3.14   Major Contracts........................................................16
3.15   Material Reductions....................................................17
3.16   Insurance and Banking Facilities.......................................17
3.17   Employees..............................................................17
3.18   Employee Benefit Plans.................................................18
3.19   Certain Agreements.....................................................19
3.20   Power of Attorney......................................................19
3.21   Brokers and Finders....................................................19
3.22   Certain Payments.......................................................19
3.23   Environmental Matters..................................................19
3.24   Enforceability of Contracts, etc.......................................20
3.25   Accounting Matters.....................................................20
3.26   Year 2000..............................................................20
3.27   Disclosure.............................................................21
3.29   Reliance...............................................................21

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS...............21


ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...........22

5.1    Organization and Qualification.........................................22

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5.2    Capitalization.........................................................22
5.3    Authority Relative to this Agreement...................................22
5.4    Non-Contravention......................................................23
5.5    Reports and Financial Statements.......................................23
5.6    Validity of Parent Merger Shares.......................................24
5.7    Consents and Approvals of Governmental Authorities.....................24
5.8    Absence of Certain Changes or Events...................................24
5.9    Investment Matters.....................................................24
5.10   Disclosure.............................................................24
5.11   Reliance...............................................................24
5.12   Accounting Matters.....................................................25
5.13   Warn act...............................................................25
5.14   Certain tax matters....................................................25

ARTICLE VI.  COVENANTS OF CALOGIC.............................................25

6.1    Conduct of Business in Ordinary Course.................................25
6.2    Dividends, Issuance of, or Changes in Securities.......................26
6.3    Governing Documents....................................................26
6.4    No Acquisitions........................................................27
6.5    No Dispositions........................................................27
6.6    Indebtedness...........................................................27
6.7    Compensation...........................................................27
6.8    Claims.................................................................27
6.9    Access to Properties and Records.......................................27
6.10   Breach of Representations and Warranties...............................27
6.11   Consents...............................................................28
6.12   Tax Returns............................................................28
6.13   Stockholder Approval...................................................28
6.14   Preparation of Disclosure and Solicitation Materials...................28
6.15   Exclusivity; Acquisition Proposals.....................................28
6.16   Notice of Events.......................................................29
6.17   Reasonable Best Efforts................................................29
6.18   Insurance..............................................................29

ARTICLE VII.  COVENANTS OF PARENT.............................................29

7.1    Breach of Representations and Warranties...............................29
7.2    Additional Information; Access.........................................29
7.3    Consents...............................................................30
7.4    Reasonable Best Efforts................................................30
7.5    Officers and Directors.................................................30
7.6    Nasdaq National Market Listing.........................................30
7.7    Notice of Events.......................................................30
7.8    Third Party Beneficiaries..............................................30
7.9    Exclusivity; Acquisition Proposals.....................................30

ARTICLE VIII.  ADDITIONAL AGREEMENTS..........................................31

8.1    Investment Agreements..................................................31
8.2    Legal Conditions to the Merger.........................................31
8.3    Employee Benefits......................................................31
8.4    Expenses...............................................................32
8.5    Additional Agreements..................................................32
8.6    Public Announcements...................................................32
8.7    Confidentiality........................................................32
8.8    Pooling................................................................32
8.9    Hart-Scott-Rodino Filing...............................................33

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8.10   Environmental Matters..................................................33

ARTICLE IX.  CONDITIONS PRECEDENT.............................................34

9.1    Conditions to Each Party's Obligation to Effect the Merger.............34
9.2    Conditions of Obligations of Parent and Merger Sub.....................34
9.3    Conditions of Obligation of Calogic and Stockholders...................36

ARTICLE X.  INDEMNIFICATION...................................................37

10.1   Indemnification Relating to Agreement..................................37
10.2   Third Party Claims.....................................................38
10.3   Tax Contests...........................................................38
10.4   Limitations............................................................39
10.5   Binding Effect.........................................................39
10.6   Time Limit.............................................................39
10.7   Sole Remedy............................................................39

ARTICLE XA.  INDEMNIFICATION BY PARENT........................................40

10.1A   Indemnification Relating to Agreement.................................40
10.2A   Limitations...........................................................40
10.3A   Time Limit............................................................41
10.4A   Sole Remedy...........................................................41

ARTICLE XI.  TERMINATION......................................................41

11.1  Mutual Agreement........................................................41
11.2  Termination by Parent...................................................41
11.3  Termination by Calogic..................................................41
11.4  Outside Date............................................................41
11.5  Effect of Termination...................................................42

ARTICLE XII.  MISCELLANEOUS...................................................42

12.1  Entire Agreement........................................................42
12.2  Governing Law; Consent to Jurisdiction..................................42
12.3  Notices.................................................................42
12.4  Severability............................................................43
12.5  Survival of Representations and Warranties..............................43
12.6  Assignment..............................................................44
12.7  Counterparts............................................................44
12.8  Amendment...............................................................44
12.9  Extension, Waiver.......................................................44
12.10 Interpretation..........................................................44
12.11 Knowledge...............................................................44
12.12 Transfer, Sales, Documentary, Stamp and Other Similar Taxes.............45
12.13 Remedies not Exclusive..................................................45
12.14 Limitation on Recovery..................................................45

EXHIBITS

EXHIBIT 1.1   --   Merger Documents
EXHIBIT 2.2   --   Escrow Agreement
EXHIBIT 8.1   --   Investment Agreement
EXHIBIT 8.2   --   Registration Rights Agreement
EXHIBIT 8.8   --   Calogic Affiliate Agreement
EXHIBIT 9.2   --   Opinion of Cooley Godward, LLP
EXHIBIT 9.3   --   Opinion of Testa, Hurwitz & Thibeault, LLP

                                     -iii-

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                     INDEX OF DEFINED TERMS [TO BE UPDATED]

A

Acquisition Transaction................................28
Affiliate Agreement....................................32
Agreement...............................................1
Audited Balance Sheet Date.............................10
Audited Balance Sheets.................................10

B

Business Condition......................................5

C

Calogic.............................................1, 40
Calogic Affiliate......................................32
Calogic Common Stock....................................2
Calogic Disclosure Schedule.............................5
Calogic Intellectual Property...........................8
Calogic Option..........................................6
Calogic Voting Debt.....................................6
Charter Documents.......................................6
Closing.................................................2
Closing Date............................................2
Code....................................................1
Commission.............................................23
Consent.................................................8
Conversion Ratio........................................3

D

Dissenting Shares.......................................4

E

Effective Time..........................................1
Environmental Assessment Report..........................
Environmental Consultant.................................
Environmental Laws.....................................19
Environmental Liabilities..............................20
ERISA..................................................18
Escrow Agreement........................................3
Escrow Shares...........................................3
Excluded Shares.........................................2

F

Financial Statements...................................10

G

Governmental Entity.....................................8

H

Hazardous Materials....................................19
Holder Agreement.......................................38
H-S-R Act..............................................32

I

Indemnifiable Amounts..............................37, 40
Indemnified Stockholders...............................40
Investment Agreements..................................30

K

Knowledge..............................................44

L

Lease..................................................14
Leases.................................................14
Liens...................................................6

M

Merger..................................................1
Merger Documents........................................1
Merger Sub..............................................1

N

New Parent Stockholders................................30

O

Option Holder...........................................5
Outstanding Calogic Options.............................3
Outstanding Calogic Shares..............................3

P

Parent..................................................1
Parent Average Closing Price............................4
Parent Common Stock.....................................2
Parent Disclosure Schedule.............................22
Parent Merger Shares....................................3
Person..................................................6
Plan...................................................18
   5

R

Recent 10-Q............................................23
Registration Rights Agreement..........................30
Reports................................................23

S

Securities Act.........................................14
Stockholder Indemnifiable Amounts......................40
Stockholder Threshold Amount...........................40
Stockholders............................................1
Subsidiary..............................................5
Surviving Corporation...................................1

T

Tax....................................................11
Tax Return.............................................11



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Tax Returns............................................11
Taxes..................................................11
Threshold Amount.......................................39
Trading Day.............................................4

U

Unaudited Balance Sheet................................10
Unaudited Balance Sheet Date...........................10



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


                      AGREEMENT AND PLAN OF REORGANIZATION


         AGREEMENT AND PLAN OF REORGANIZATION, dated as of October 21, 1999 (this "AGREEMENT"), by and among SIPEX Corporation, a Massachusetts corporation ("PARENT"); CAT Acquisition Corporation I, a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"); Calogic, a California corporation ("CALOGIC"); and the undersigned stockholders of Calogic (the "STOCKHOLDERS")

         Intending to be legally bound, and in consideration of the mutual representations, warranties, covenants and agreements contained herein, Parent, Merger Sub, Calogic and the Stockholders agree as follows:


                                    ARTICLE I

                                   THE MERGER


          1.1 THE MERGER. Subject to the terms and conditions hereof, and in accordance with the California General Corporation Law (the "CGCL") and the Delaware General Corporation Law ("DGCL"), Merger Sub will be merged with and into Calogic (the "MERGER"). A Certificate of Merger and any other required documents (collectively, the "MERGER DOCUMENTS"), substantially in the form attached as EXHIBIT 1.1, will be duly prepared, executed and acknowledged by Calogic and Merger Sub and thereafter delivered to the Secretary of State of California for filing in accordance with the CGCL and to the Secretary of State of Delaware for filing in accordance with the DGCL for filing in accordance with the DGCL contemporaneously with the Closing (as defined in Section 1.3). The Merger will become effective at such time as the Merger Documents have been filed with the Secretary of State of California and Delaware (whichever is later) (the "EFFECTIVE TIME"). Following the Merger, Calogic will continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION") under the laws of the State of California, and the separate corporate existence of Merger Sub will cease.

         1.2 EFFECTS OF THE MERGER. At and after the Effective Time, (i) the Merger will have all of the effects provided by the Articles of Merger and applicable law, (ii) the Certificate of Incorporation of Calogic will be amended in the form attached as APPENDIX A to EXHIBIT 1.1 until duly further amended,
(iii) the bylaws of Merger Sub will be the bylaws of the Surviving Corporation until duly amended, (iv) the directors of Merger Sub will be the directors of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation, (v) the officers of Calogic will be the officers of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation and (vi) the issued and outstanding certificates for the capital stock of Merger Sub will be the issued and outstanding certificates initially representing all of the issued capital stock of the Surviving Corporation. The Merger is intended to be a reorganization within the meaning of
Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "CODE"), and this Agreement is intended to constitute a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code.


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         1.3 CLOSING. The closing of the transactions contemplated by this
Agreement (the "CLOSING") will take place as soon as practicable (but no more than five (5) business days) after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article IX that by their terms are not to occur at the Closing (the "CLOSING DATE"), but in no event later than November 30, 1999 at the offices of Testa, Hurwitz & Thibeault LLP in Boston, Massachusetts, unless another date or place is agreed to in writing by Parent and Calogic. If all of conditions set forth in Article IX hereof are determined to be satisfied (or duly waived) at the Closing, concurrently with the Closing the parties hereto will cause the Merger to be consummated by the filing of the Merger Documents with the Secretary of State of California and Delaware. The Closing will be deemed to have concluded at the Effective Time.

         1.4 APPROVAL BY THE STOCKHOLDERS OF CALOGIC. Calogic will take all action necessary in accordance with applicable law, its Charter Documents (as defined below) and any agreements to which it is a party to solicit the approval of this Agreement, the Merger and all of the transactions contemplated hereby by all stockholders of Calogic by means of a unanimous written consent of stockholders in accordance with the CGCL, or if it is unable to obtain such written consent, by a duly convened meeting of stockholders. Calogic will use its reasonable best efforts to obtain such stockholder approval. Calogic represents and warrants that its Board of Directors has duly (i) approved the Merger in accordance with the CGCL and (ii) resolved to recommend to the stockholders of Calogic that they approve this Agreement, the Merger and all of the transactions contemplated hereby.

         1.5 APPROVAL BY MERGER SUB AND PARENT. Merger Sub represents and warrants that its Board of Directors has duly (i) approved the Merger in accordance with the DGCL and (ii) resolved to recommend to the stockholders of Merger Sub that they approve this Agreement, the Merger and all of the transactions contemplated hereby. Parent represents and warrants that (i) its Board of Directors has duly approved the Merger in accordance with the Massachusetts General Corporation Law (the "MGCL") and (ii) it is not necessary under the MGCL that the shareholders of Parent approve this Agreement, the Merger or the transactions contemplated hereby.


                                   ARTICLE II

              CONVERSION AND EXCHANGE OF SHARES; DISSENTING SHARES


         2.1 CONVERSION OF SHARES OF CALOGIC COMMON STOCK.

                  (a) Subject, without limitation, to the provisions of Section
2.3 hereof, at the Effective Time, all of the shares of common stock, no par value, of Calogic ("CALOGIC COMMON STOCK") issued and outstanding immediately prior to the Effective Time (excluding any Calogic Common Stock held by Parent or Merger Sub or any other subsidiary of Parent, or by Calogic or any subsidiary of Calogic, which shares ("EXCLUDED SHARES") will be automatically canceled in the Merger without payment of any consideration therefor, and excluding Dissenting Shares (as defined in Section 2.3 hereof)), will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into shares of common stock, $.01 par value per share, of Parent ("PARENT COMMON STOCK") in accordance with Section 2.1(c), and cash (rounded down to the nearest whole cent) in lieu of fractional shares, if any, pursuant to Section 2.6 below. Shares of Calogic Common Stock that are

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


actually issued and outstanding immediately prior to the Effective Time, excluding the Excluded Shares, are sometimes referred to herein as the "OUTSTANDING CALOGIC SHARES." All rights, warrants or options to acquire Calogic Common Stock and securities convertible into Calogic Common Stock that areoutstanding immediately prior to the Effective Time and do not expire pursuant to their terms on or before the Closing (each of which is specifically identified in Section 3.2 of the Calogic Disclosure Schedule (as defined below)) are sometimes referred to herein as the "OUTSTANDING CALOGIC OPTIONS."

                  (b) The maximum number of shares of Parent Common Stock to be issued in exchange for the acquisition of all Outstanding Calogic Shares and the assumption of all Outstanding Calogic Options will be 3,400,000, provided such maximum number shall be adjusted, as appropriate, for any stock split, stock dividend, reclassification, recapitalization or similar event. Such shares are herein referred to as the "PARENT MERGER SHARES".

                  (c) The ratio at which one Outstanding Calogic Share will be converted into shares of Parent Common Stock at the Effective Time is herein called the "CONVERSION RATIO" and will be calculated as set forth in this
Section 2.1(c). Subject to Section 2.3, at the Effective Time, each Outstanding Calogic Share will be converted into the right to receive that number (which may be a fraction) of shares of Parent Common Stock that equals the quotient obtained by DIVIDING the number of Parent Merger Shares by the sum of the number of Outstanding Calogic Shares PLUS the number of shares of Calogic Common Stock issuable upon the exercise or conversion of all Outstanding Calogic Options. Each holder of Outstanding Calogic Shares will be entitled to receive that aggregate number of shares of Parent Common Stock equal to the Conversion Ratio multiplied by the number of Outstanding Calogic Shares held by such holder immediately prior to the Effective Time, subject to Section 2.3 herein.

                  (d) At the Effective Time, each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder hereof, be converted into one share of common stock, no par value, of the Surviving Corporation.

         2.2 ESCROW SHARES. Ten percent of the Parent Merger Shares (the "ESCROW SHARES") will be deposited and held in escrow in accordance with an escrow agreement substantially in the form attached as EXHIBIT 2.2 (the "ESCROW AGREEMENT") as the first source, but not the sole source, of indemnification payments that may become due to Parent pursuant to Article X. The Escrow Shares will be withheld on a pro rata basis among the holders of the Outstanding Calogic Shares. The exact number of Escrow Shares held for the account of each Calogic stockholder will be determined at the Closing by the agreement in writing of Parent and Calogic. The delivery of the Escrow Shares will be made on behalf of the holders of the Outstanding Calogic Shares in accordance with the provisions hereof, with the same force and effect as if such shares had been delivered by Parent directly to such holders and subsequently delivered by such holders to the Escrow Agent. The adoption of this Agreement by stockholders of Calogic will also constitute their approval of the terms and provisions of the Escrow Agreement, which is an integral term of the Merger.

         2.3 DISSENTING SHARES. Any holder of shares of Calogic Common Stock that are outstanding on the record date for the determination of which holders will be entitled to vote for or against the Merger who did not vote such shares in favor of the Merger or sign and deliver a written consent thereto with respect to such shares (the shares of Calogic Common Stock then outstanding that are not

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


thus voted or as to which such consents are not signed and delivered are referred to as "DISSENTING SHARES") will be entitled to exercise dissenters' rights pursuant to Chapter 13 of the CGCL with respect to such Dissenting Shares provided that such holder meets all of the requirements of the CGCL with respect to such Dissenting Shares, and will not be entitled to receive Parent Merger Shares, unless otherwise provided by the CGCL or agreed in writing by Parent. Calogic will, after consultation with Parent, give such notices with respect to dissenters' rights as may be required by the CGCL as soon as practicable.

         2.4 DELIVERY OF EVIDENCE OF OWNERSHIP. At the Closing, each holder of a certificate or other documentation representing Outstanding Calogic Shares, other than Dissenting Shares, will surrender such certificates or other documentation to Parent, and, if not previously delivered, duly executed counterparts of this Agreement, the Escrow Agreement, the Investment Agreement (as defined below) and the Registration Rights Agreement (as defined below) and such other duly executed documentation as may be reasonably required by Parent to effect a transfer of such shares, and upon such surrender and at the Effective Time each such holder will be entitled to receive promptly after the Effective Time from Parent or its transfer agent certificates registered in the name of such holder representing the applicable number of Parent Merger Shares, and the cash (calculated pursuant to Section 2.6, which will be paid by check), to which such holder is entitled pursuant to the provisions of this Agreement, with a portion of such shares to be deposited in escrow pursuant to the Escrow Agreement, as provided in Section 2.2.

         2.5 NO FURTHER OWNERSHIP RIGHTS IN CALOGIC COMMON STOCK. The Merger and its approval by the stockholders of Calogic and the execution of this Agreement will be deemed, at the Effective Time, to constitute full satisfaction and termination of all rights and agreements pertaining to Calogic Common Stock pursuant to the CGCL, by contract or otherwise. After the Effective Time, there will be no transfers on the stock transfer books of Calogic of Calogic Common Stock. Until surrendered to Parent, each certificate for Calogic Common Stock will, after the Effective Time, represent only the right to receive shares of Parent Common Stock and the right to receive cash into which the shares of Calogic Common Stock formerly represented thereby will have been converted pursuant to this Agreement. Any dividends or other distribution declared after the Effective Time with respect to Parent Common Stock will be paid to the holder of any certificate for shares of Calogic Common Stock when the holder thereof is entitled to receive a certificate for such holder's Parent Merger Shares in accordance with this Agreement.

         2.6 NO FRACTIONAL SHARES. No certificates or scrip for fractional shares of Parent Common Stock will be issued, no Parent stock split or dividend will be paid in respect of any fractional share interest, and no such fractional share interest will entitle the owner thereof to vote or to any rights of or as a stockholder of Parent. In lieu of such fractional shares, any holder of Outstanding Calogic Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) will be paid the cash value of such fraction, which will be equal to such fraction MULTIPLIED BY the Parent Average Closing Price. For purposes of this Agreement "PARENT AVERAGE CLOSING PRICE" will be the average closing price of the Parent Common Stock as publicly reported by the Nasdaq National Market over the ten Trading Days ending two Trading Days prior to the Closing Date. "TRADING DAY" will mean days on which closing prices for purchases and sales of Parent Common Stock are reported by the Nasdaq National Market.

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


         2.7 ASSUMPTION OF STOCK OPTIONS. At the Effective Time, Parent shall assume each outstanding Calogic Option (an "Outstanding Calogic Option") and each holder thereof (each an "OPTION HOLDER") shall thereby be entitled to acquire, by virtue of the Merger and without any action on the part of the Option Holder, on substantially the same terms (including the dates and extent of exercisability) and subject to the same conditions, including vesting, as such Outstanding Calogic Option, the number of shares of Parent Common Stock determined by MULTIPLYING the number of shares of Calogic Common Stock for which such Outstanding Calogic Option is then exercisable in accordance with its terms immediately prior to the Effective Time by the Conversion Ratio (rounded down to the nearest whole share), at an exercise or conversion price per share of Parent Common Stock (rounded up to the nearest whole cent) determined by dividing the exercise price per share of Calogic Common Stock of such Outstanding Calogic Option immediately prior to the Effective Time by the Conversion Ratio.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF CALOGIC
                              AND THE STOCKHOLDERS


         Except as set forth in the disclosure schedule of Calogic dated as of the date hereof and delivered herewith to Parent (the "CALOGIC DISCLOSURE SCHEDULE") which identifies the section and subsection to which each disclosure therein relates, and whether or not the Calogic Disclosure Schedule is referred to in a specific section or subsection, Calogic and each of the Stockholders jointly and severally represent and warrant to Parent and Merger Sub as follows:

         3.1 ORGANIZATION, STANDING AND POWER; SUBSIDIARIES.

                   (a) Calogic is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition (as hereinafter defined) of Calogic.

                  As used in this Agreement, "BUSINESS CONDITION" with respect to any Person (as defined below) means the business, financial condition, results of operations or assets (without giving effect to the consequences of the transactions contemplated by this Agreement, and other than changes in general economic conditions) of such Person or Persons including its Subsidiaries taken as a whole. For purposes of this Article III and Article VI, "Calogic" shall refer to Calogic and its Subsidiaries. In this Agreement, a "SUBSIDIARY" of any Person means a corporation, partnership, limited liability company, joint venture or other entity of which such Person directly or indirectly owns or controls a majority of the equity interests or voting securities or other interests that are sufficient to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company, joint venture or other entity. References to Calogic in this Agreement shall be deemed to include all Subsidiaries of Calogic, if any, unless the context specifically requires otherwise. In this Agreement, "PERSON" means any natural person, corporation, partnership, limited liability company, joint venture or other entity.

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


                  All Subsidiaries of Calogic and their jurisdiction of incorporation are completely and correctly listed in Section 3.1 of the Calogic Disclosure Schedule. Calogic has delivered to Parent complete and correct copies of the articles or certificate of incorporation, bylaws and/or other primary charter and organizational documents ("CHARTER DOCUMENTS") of Calogic, in each case, as amended to the date hereof. Complete and correct copies of the minute books and stock records of Calogic have been delivered to Parent. Section 3.1 of the Calogic Disclosure Schedule contains a complete and correct list of the officers and directors of Calogic.

                  (b) Section 3.1 of the Calogic Disclosure Schedule contains a complete and correct list of the Subsidiaries of Calogic and correctly sets forth the number of outstanding shares of capital stock of each Subsidiary of Calogic and each shareholder of such Subsidiary and the number of shares of capital stock of such Subsidiary owned by such shareholder. Except as set forth in Section 3.1 of the Calogic Disclosure Schedule, all of the outstanding shares of capital stock of each Subsidiary of Calogic are owned beneficially and of record by Calogic, free and clear of any security interests, liens, charges, restrictions, claims, encumbrances or assessments of any nature whatsoever ("LIENS"); and there are no outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or other) pursuant to which any of the Subsidiaries is or may become obligated to issue any shares of its capital stock to any Person other than Calogic or one of the other Subsidiaries.

         3.2 CAPITAL STRUCTURE.

                  (a) The authorized capital stock of Calogic consists of 2,500,000 shares of Calogic Common Stock, of which 345,000 shares are issued and outstanding as of the date of this Agreement and no shares are issued and held as treasury shares by Calogic. The Calogic Disclosure Schedule sets forth all holders of Calogic Common Stock and the number of shares owned. The Calogic Disclosure Schedule also sets forth any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character (each, an "CALOGIC OPTION") to which Calogic is a party or by which Calogic may be bound obligating Calogic to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Calogic, or obligating Calogic to grant, extend, or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right.

                  (b) All outstanding shares of Calogic Common Stock are, and any shares of Calogic Common Stock issued upon exercise of any Outstanding Calogic Options will be, validly issued, fully paid, nonassessable and not subject to any preemptive rights (other than those which have been duly waived), or to any agreement to which Calogic is a party or by which Calogic may be bound. Calogic does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of shares of Calogic Common Stock on any matter ("CALOGIC VOTING DEBT") or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

         3.3 AUTHORITY. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Calogic have been duly authorized by all necessary action of the Board of Directors of Calogic, and if the Closing shall occur, shall have been duly authorized by all necessary action of the stockholders of Calogic. Certified copies of the resolutions adopted by the Board of Directors of Calogic and its stockholders approving this Agreement, all other agreements contemplated hereby and the Merger have been or will be provided to Parent prior to the Closing. Calogic has duly and validly executed and delivered this Agreement and has, or prior to Closing, will have duly and validly executed and delivered all other agreements contemplated hereby, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of Calogic in accordance with its terms except insofar as enforceability may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and general principles of equity.

         3.4 COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS; NON-CONTRAVENTION. Calogic holds, and at all times has held, all licenses, permits and authorizations from all Governmental Entities (as defined below) necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all such Governmental Entities having jurisdiction over it or any part of its operations, excepting, however, when such failure to hold would not have a material adverse effect on Calogic's Business Condition. There are no material violations or claimed violations known by Calogic of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation. Assuming the receipt of all Consents (as defined below) and assuming the accuracy of the representations and warranties of Parent and Merger Sub contained in this Agreement and the other agreements contemplated hereby, neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Calogic and the Stockholders, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Charter Documents of Calogic or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which Calogic is a party, or under which Calogic is obligated, or by which Calogic or any of the rights, properties or assets of Calogic are subject or bound; result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of Calogic; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which Calogic is a party, or under which Calogic is obligated, or by which Calogic or any of the rights, properties or assets of Calogic are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which Calogic is a party, or under which Calogic may be obligated, or by which Calogic or any of the rights, properties or assets of Calogic are subject or bound. Section 3.4 of the Calogic Disclosure Schedule sets forth each agreement, contract or other instrument binding upon Calogic requiring a notice or consent (by its terms or as a result of any conflict or other contravention required to be disclosed in the Calogic Disclosure Schedule pursuant to the preceding provisions of this
Section 3.4) as a result of the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Calogic and the Stockholders or the consummation of the Merger or any other transaction described herein (each such notice or consent, a "CONSENT"). Assuming the accuracy of the representations and warranties of Parent and Merger Sub contained in this Agreement and the other agreements contemplated hereby, no consent, approval, order, or authorization of or registration, declaration, or filing with or exemption (also a "CONSENT") by, any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a "GOVERNMENTAL ENTITY") is required to be made or obtained by Calogic or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Calogic and the Stockholders or the consummation of the Merger or any other transaction described herein, except for
(i) the filing by Calogic and Merger Sub of the appropriate Merger Documents with the Secretary of State of California and Delaware and (ii) any filings required by the H-S-R Act (as defined in Section 8.9), and (iii) the filings described in Section 5.7.

         3.5 TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS.

                  (a) For the purposes of this Agreement, "CALOGIC INTELLECTUAL PROPERTY" consists of the following intellectual property:

                  (i) all patents, trademarks, trade names, service marks, trade dress, copyrights and any renewal rights therefor, mask works, schematics, software, firmware, technology, manufacturing processes, supplier lists, customer lists, trade secrets, know-how, moral rights and applications and registrations for any of the foregoing;

                  (ii) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein;

                  (iii) all other tangible or intangible proprietary information and materials; and

                  (iv) all license and other rights in any third party product or any third party intellectual property described in (i) through (iii) above;

that are owned or held by or on behalf of Calogic or that are being, and/or have been, used, or are currently under development for use, in the business of Calogic as it (i) has been conducted during the past two years (ii) is currently conducted or (iii) is currently planned in written documentation to be conducted; provided, however, that Calogic Intellectual Property will not include any commercially available third party software or related intellectual property.

                  (b) Section 3.5 of the Calogic Disclosure Schedule lists: (i) all patents, copyright registrations, mask works, registered trademarks, registered service marks, trade dress, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing, that are included in Calogic Intellectual Property and owned by or on behalf of Calogic; (ii) all hardware products and tools, software products and tools and services that are currently published, offered, or under development by Calogic; and (iii) all licenses, sublicenses and other agreements to which Calogic is a party and pursuant to which Calogic or any other person is authorized to use any Calogic Intellectual Property or exercise any other right with regard thereto. The disclosures described in (iii) hereof include the identities of the parties to the relevant agreements, a description of the nature and subject matter thereof, the term thereof and the applicable royalty or summary of any formula or procedure for determining such royalty.

                  (c) To the knowledge of Calogic, based solely upon the fact that Calogic has not received written notice to the contrary and without further investigation, Calogic Intellectual Property consists solely of items and rights that are either: (i) owned solely by Calogic; (ii) in the public domain; or
(iii) rightfully used and authorized for use by Calogic and its successors pursuant to a valid license. All Calogic Intellectual Property that consists of license or other rights to third party property is separately set forth in Section 3.5 of the Calogic Disclosure Schedule. To the knowledge of Calogic, Calogic has all rights in Calogic Intellectual Property necessary to carry out Calogic's activities, including without limitation rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign or otherwise transfer Calogic Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

                  (d) Calogic is not, nor as a result of the execution or delivery of this Agreement and all other agreements contemplated hereby, or performance of Calogic's obligations hereunder or the consummation of the Merger, will Calogic be, in violation of any license, sublicense or other agreement relating to any Calogic Intellectual Property to which Calogic is a party or otherwise bound. Calogic is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Calogic or Parent, as successor to Calogic, in Calogic Intellectual Property pursuant to any license, sublicense or other agreement.

                  (e) To the knowledge of Calogic, based solely upon the fact that Calogic has not received written notice to the contrary and without further investigation, the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service or process as used, provided, or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by Calogic does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, or right in personal data of any Person. No claims (i) challenging the validity, effectiveness, or ownership by Calogic of any Calogic Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service, or process as used, provided or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by Calogic infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted to Calogic or, to the knowledge of Calogic (as defined below), are threatened by any Person. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any Calogic Intellectual Property, other than review of pending applications for patent, and to the knowledge of Calogic no such proceedings are threatened by any Governmental Entity or any other Person. All granted or issued patents and mask works and all registered trademarks and copyright registrations owned by Calogic are valid, enforceable and subsisting. To the knowledge of Calogic and without investigation, there is no unauthorized use, infringement, or misappropriation of any Calogic Intellectual Property by any third party, employee or former employee.

                  (f) Section 3.5(f) of the Calogic Disclosure Schedule separately lists all parties, including, without limitation, employees) and consultants, who have created any portion of, or otherwise have any rights in or to, such Calogic Intellectual Property, other than Calogic Intellectual Property that is licensed to Calogic. Calogic has not secured from any party identified in Section 3.5(f) of the Calogic Disclosure Schedule a valid and enforceable written assignment of any such work or other rights to Calogic. To the knowledge of Calogic, no party has asserted any rights in or to, or made any claims for payments or royalties in respect of, Calogic Intellectual Property, other than Calogic Intellectual Property that is licensed to Calogic.

         3.6 FINANCIAL STATEMENTS; BUSINESS INFORMATION.

                  (a) Calogic has delivered to Parent an unaudited balance sheet (the "UNAUDITED BALANCE SHEET") as of September 30, 1999 (the "UNAUDITED BALANCE SHEET DATE") and audited balance sheets (the "AUDITED BALANCE SHEETS") as of June 30, 1999 (the "AUDITED BALANCE SHEET DATE") and June 30, 1997 and 1998, unaudited statements of income and cash flows for the three-month period ended September 30, 1999 and audited statements of income and cash flows for its 1996, 1997 and 1998 fiscal years (all of such balance sheets and statements of income and cash flows are collectively referred to as the "FINANCIAL STATEMENTS"). The Financial Statements: (i) are in accordance with the books and records of Calogic; (ii) present fairly, in all material respects, the financial position of Calogic as of the date indicated and the results of its operations and cash flows for such periods; and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of interim statements to year-end adjustments, which will not be material either individually or in the aggregate and except as described in the Section
3.6 of the Calogic Disclosure Schedule). As of the Unaudited Balance Sheet Date, there were no liabilities, claims or obligations of any nature in excess of $250,000 in the aggregate, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are intentionally not shown or are intentionally improperly recorded in the Unaudited Balance Sheet . Since the Unaudited Balance Sheet Date, Calogic has incurred no material liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise other than in the ordinary course of business and except for liabilities incurred by Calogic in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated herein.

                  (b) All of the accounts, notes and other receivables which are reflected in the Audited Balance Sheet were acquired in the ordinary course of business; and, except to the extent reserved against in the Audited Balance Sheet, all of the accounts, notes and other receivables which are reflected therein have been collected in full, or, to the knowledge of Calogic, are valid, binding and enforceable in accordance with their terms in the ordinary course of business, and arise from bona fide transactions, and Calogic has not received notice that the same are subject to counterclaims, refusals to pay or other rights of setoff. All of the accounts, notes and other receivables which have been acquired by Calogic since the Audited Balance Sheet Date were acquired in the ordinary course of business and have been collected in full, or to the knowledge of Calogic, are valid, binding and enforceable in accordance with their terms in the ordinary course of business, and arise from bona fide transactions, and Calogic has not received notice that the same are subject to counterclaims, refusals to pay or other rights of setoff, subject to an appropriate reserve. No accounts, notes or other receivables are contingent upon the performance by Calogic of any obligation or contract. No Person has any Lien on any of such receivables and no agreement for deduction or discount has been made with respect thereto.

                  (c) The business information prepared by Calogic in connection with this Agreement and the transactions contemplated herein and delivered to Parent was prepared in good faith.

         3.7 TAXES.

                  (a) The term "TAXES" as used herein means all federal, state, local and foreign income tax, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs, duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever, together with all interest, penalties, additions to tax and additional amounts with respect thereto, and the term "TAX" means any one of the foregoing Taxes. The term "TAX RETURNS" as used herein means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term "TAX RETURN" means any one of the foregoing Tax Returns.

                  (b) Calogic has timely filed all Tax Returns required to be filed and has paid all Taxes owed (whether or not shown as due on such Tax Returns), including, without limitation, all Taxes which Calogic is obligated to withhold for amounts owing to employees, creditors and third parties. All Tax Returns filed by Calogic were complete and correct in all material respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of Calogic and any other information required to be shown thereon. None of the Tax Returns filed by Calogic or Taxes payable by Calogic have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of Calogic, threatened. Calogic is not currently the beneficiary of any extension of time within which to file any Tax Return, and Calogic has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting Calogic, as of the date hereof, are set forth in the Financial Statements or in Section 3.7 of the Calogic Disclosure Schedule. None of the Tax Returns filed by Calogic contain a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). Calogic is not a party to any Tax sharing agreement or similar arrangement. Calogic has never been a member of a group filing a consolidated federal income Tax Return (other than a group the common parent of which was Calogic), and Calogic does not have any liability for the Taxes of any Person (other than Calogic) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise.

                  (c) Calogic is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. Calogic has not agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise, and Calogic will not be required to make any such adjustment as a result of the transactions set forth in this Agreement. Calogic does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. No portion of the Parent Merger Shares is subject to the Tax withholding provisions of
Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law. None of the assets of Calogic is property which is required to be treated as being owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of Calogic directly or indirectly secures any debt, the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of Calogic is "tax-exempt use property" within the meaning of Section 168(h) of the Code. No claim has ever been made by any Governmental Entity in a jurisdiction where Calogic does not file Tax Returns that it is or may be subject to Tax in that jurisdiction. Calogic has not participated in an international boycott as defined in Section 999 of the Code. None of the shares of outstanding capital stock of Calogic are subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code.

                  (d) There are no liens for Taxes (other than for ad valorem Taxes not yet due and payable) upon the assets of Calogic. The unpaid Taxes of Calogic did not, as of the Unaudited Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Unaudited Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Calogic in filing its Tax Returns (taking into account any Taxes incurred as a result of the transactions contemplated by this Agreement).
Section 3.7 of the Calogic Disclosure Schedule sets forth Calogic's Tax basis in each of its assets. Calogic is not a party to any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

                  (e) Calogic has no net operating losses or other tax attributes presently subject to limitation under sections 382, 383 or 384 of the Code or the federal consolidated return regulations promulgated thereunder (other than limitations imposed as a result of the transactions contemplated by this Agreement). Calogic is not, and has not been a U.S. Real Property Holding Company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Calogic has never filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations. To the knowledge of Calogic, neither Calogic nor any of its shareholders has taken or agreed to take any action that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

         3.8 ABSENCE OF CERTAIN CHANGES AND EVENTS. From the Audited Balance Sheet Date, there has not been, except as consented to in writing by Parent (such consent not to be unreasonably withheld):

                  (a) Any transaction involving more than $50,000 entered into by Calogic other than in the ordinary course of business ("ORDINARY COURSE OF BUSINESS"); any change (or any development or combination of developments of which Calogic has knowledge which is reasonably likely to result in such a change) in Calogic's Business Condition, other than changes in the ordinary course of business which in the aggregate have not been and are not expected to be materially adverse to Calogic's Business Condition; or, without limiting the foregoing, any loss of or damage to any of the properties of Calogic due to fire or other casualty or other loss, whether or not insured, amounting to more than $50,000 in the aggregate;

                  (b) Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Calogic, or any repurchase, redemption, retirement or other acquisition by Calogic of any outstanding shares of capital stock, any Calogic Option, or other securities of, or other equity or ownership interests in, Calogic;

                  (c) Any discharge or satisfaction of any Lien or payment or satisfaction of any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than current liabilities shown on the Audited Balance Sheet and current liabilities incurred since the Audited Balance Sheet Date in the ordinary course of business;

                  (d) Any change in the Charter Documents of Calogic or any amendment of any term of any outstanding security of Calogic;

                  (e) Any incurrence, assumption or guarantee by Calogic of any indebtedness for borrowed money other than in the ordinary course of business and in an aggregate amount exceeding $50,000;

                  (f) Any creation or assumption by Calogic of any Lien on any asset in excess of $50,000;

                  (g) Any making of any loan, advance or capital contributions to, or investment in, any Person in an aggregate amount exceeding $50,000;

                  (h) Any sale, lease, pledge, transfer or other disposition of any material capital asset in an aggregate amount exceeding $50,000;

                  (i) Any material transaction or commitment made, or any material contract or agreement entered into, by Calogic relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Calogic of any contract or other right in an aggregate amount exceeding $50,000;

                  (j) Any (A) grant of any severance or termination pay to any director, officer or employee of Calogic, (B) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Calogic, (C) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements, (D) change in compensation, bonus or other benefits payable to directors, officers or employees of Calogic or (E) change in the payment or accrual policy with respect to any of the foregoing;

                  (k) Any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of Calogic, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of Calogic;

                  (l) Any notes or accounts receivable or portions thereof written off by Calogic as uncollectible in an aggregate amount exceeding $50,000;

                  (m) Any issuance or sale of any stock, bonds, phantom stock interest or other securities of which Calogic is the issuer, or the grant, issuance or change of any stock options, warrants, or other rights to purchase securities of Calogic or phantom stock interest in Calogic;

                  (o) Any cancellation of any debts or claims or waiver of any rights of substantial value in an aggregate amount exceeding $50,000;

                  (p) Any sale, assignment or transfer of any Calogic Intellectual Property or other similar assets, including licenses therefor;

                  (q) Any capital expenditures, or commitment to make any capital expenditures, for additions to property, plant or equipment in an aggregate amount exceeding $100,000;

                  (r) Payment of any amounts to, or liability incurred to or in respect of, or sale of any properties or assets (real, personal or mixed, tangible or intangible) to, or any transaction or any agreement or arrangement with, any corporation or business in which Calogic or any of its stockholders, officers or directors, or any "affiliate" or "associate" (as such terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT") of any such Person, has any direct or indirect ownership interests; or

                  (s) Any agreement undertaking or commitment to do any of the foregoing.

         3.9 REAL PROPERTY. All real property leases, subleases and occupancy agreements as to which Calogic is a party and any amendments or modifications thereof (i) are listed in Section 3.9 of the Calogic Disclosure Schedule (each a "LEASE" and collectively, the "LEASES"); (ii) to the knowledge of Calogic, are valid, in full force and effect and enforceable, and (iii) there are no existing defaults thereunder on the part of Calogic. Calogic has not received or given notice of default or claimed default with respect to any Lease, nor is there any event that with notice or lapse of time, or both, would constitute a default on the part of Calogic or to the knowledge of Calogic any landlord thereunder. In addition, copies of any non-disturbance agreements which relate to any of the Leases are listed in Section 3.9 of the Calogic Disclosure Schedule. All rent and other sums and charges payable by Calogic under each Lease have been paid through the date hereof and shall be paid by Calogic through the Closing. The premises demised under each of the Leases and the improvements, equipment and fixtures therein are in good operating condition and repair reasonable wear and tear excepted. To the knowledge of Calogic, the premises demised under each of the Leases (i) is in compliance with all applicable laws, (ii) is not subject to any official complaint or notice of violation of any applicable zoning ordinance or building code, (iii) is not subject to any use or occupancy restriction, and
(iv) is not subject to any pending or threatened condemnation proceeding. Calogic does not own, or have options to purchase, any real property.

         3.10 PERSONAL PROPERTY. Calogic has good and marketable title, free and clear of all title defects and Liens, except for any liens that do not exceed $50,000 in the aggregate and any lien for current taxes not yet due and payable, to all inventory, receivables, furniture, machinery, equipment and other personal property, tangible or otherwise, reflected on the Unaudited Balance Sheet or used in Calogic's business, except for acquisitions and dispositions since the Unaudited Balance Sheet Date in the ordinary course of business. The Calogic Disclosure Schedule lists (i) all computer equipment and (ii) all other personal property, in each case having a depreciated book value of $25,000 or more, which are used by Calogic in the conduct of its business, and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted. There is no tangible asset used or required by Calogic in the conduct of its business as presently operated which is not either owned by it or licensed or leased to it.

         3.11 CERTAIN TRANSACTIONS. Except for (a) relationships with Calogic as an officer, director, or employee thereof (and compensation by Calogic in consideration of such services) and (b) relationships with Calogic as stockholders or option holders therein, none of the directors, officers, or stockholders of Calogic, or any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction, or series of similar transactions, with Calogic, in which the amount involved exceeds $60,000, including, without limitation, any material contract, agreement, or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such Person or any other Person in which any such Person has or had a 5%-or-more interest (as a stockholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee. None of Calogic's officers or directors has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business of Calogic, or any supplier, distributor, or customer of Calogic, except for the normal rights of a stockholder, and except for rights under existing employee benefit plans.

         3.12 LITIGATION AND OTHER PROCEEDINGS. There is no action, suit, claim, investigation or proceeding pending against or, to the knowledge of Calogic, threatened against Calogic or its properties and assets before any court or arbitrator or any Governmental Entity. Calogic is not subject to any order, writ, judgment, decree, or injunction that has a material adverse effect on Calogic's Business Condition.

         3.13 NO DEFAULTS. Calogic is not, nor has Calogic received notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) the Charter Documents; (ii) any judgment, decree, or order applicable to Calogic; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which Calogic is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of Calogic.

         3.14 MAJOR CONTRACTS.  Calogic is not a party to or subject to:

                  (a) Any union contract, or any employment contract or arrangement (other than "at-will" employment arrangements) providing for future compensation, written or oral, with any officer, consultant, director, or employee;

                  (b) Any plan or contract or arrangement, written or oral, providing for bonuses, pensions, deferred compensation, retirement payments, profit-sharing or the like;

                  (c) Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits;

                  (d) Any OEM agreement, reseller or distribution agreement, volume purchase agreement, corporate end user sales or service agreement, reproduction or replication agreement or manufacturing agreement in which the amount involved exceeds annually, or is expected to exceed in the aggregate over the life of the contract, $50,000 or pursuant to which Calogic has granted or received manufacturing rights, most favored nation pricing provisions, or exclusive marketing, production, publishing or distribution rights related to any product, group of products or territory;

                  (e) Any lease for real or personal property in which the amount of payments which Calogic is required to make on an annual basis exceeds $50,000;

                  (f) Any agreement, license, franchise, permit, indenture, or authorization which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired, or materially adversely affected by reason of the execution of this Agreement and all other agreements contemplated hereby, the consummation of the Merger, or the consummation of the transactions contemplated hereby or thereby;

                  (g) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise which individually is in the amount of $50,000 or more;

                  (h) Any license agreement, either as licensor or licensee (excluding nonexclusive hardware and software licenses granted to distributors or end-users and commercially available in-licensed software applications);

                  (i) Any contract or agreement containing covenants purporting to limit Calogic's freedom to compete in any line of business in any geographic area; or

                  (j) Any contract or agreement, not elsewhere specifically disclosed pursuant to this Agreement, other than in the ordinary course of business and involving the payment or receipt by Calogic of more than $50,000 in the aggregate.

         To the knowledge of Calogic, based upon the fact that Calogic has not received written notice to the contrary, all contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments and other commitments which are listed in the Calogic Disclosure Schedule pursuant to this Section 3.14 are valid and in full force and effect and Calogic has not, nor, has any other party thereto, materially breached any material provisions of, or entered into material default in any material respect under the terms thereof. Since the Audited Balance Sheet Date, Calogic has not amended, modified or terminated the terms of the contracts or agreements referred to in this Section 3.14 unless such amendment, modification or termination was in the ordinary course of business and Calogic has provided Parent with written notification of such.

         3.15 MATERIAL REDUCTIONS. To Calogic's knowledge, none of the parties to any of the contracts identified in the Calogic Disclosure Schedule pursuant to Section 3.14 have terminated, or, expressed to Calogic an intent to reduce or terminate the amount of its business with Calogic by an amount in excess of $50,000 in the aggregate.

         3.16 INSURANCE AND BANKING FACILITIES. Section 3.16 of the Calogic Disclosure Schedule contains a complete and correct list of (i) all contracts of insurance or indemnity of Calogic in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual premium, coverage, deductible amounts and expiration date) and (ii) the names and locations of all banks in which Calogic has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box. All premiums and other payments due from Calogic with respect to any such contracts of insurance or indemnity have been paid, and Calogic has not received any notice that any such contract is to be canceled or terminated. All known claims for insurance or indemnity have been presented subject to any deductible.

         3.17 EMPLOYEES. Section 3.17 of the Calogic Disclosure Schedule sets forth a list of (a) the names, titles, salaries and all other compensation of all salaried Calogic employees (such term meaning permanent and temporary, full-time and part-time employees) and (b) the wage rates for non-salaried Calogic employees (by classification). To the knowledge of Calogic, any persons engaged by Calogic as independent contractors, rather than employees, have been properly classified as such and have been so engaged in accordance with all applicable federal, foreign, state or local laws. No employee has stated to Calogic that such employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within six months after the Closing Date. Hours worked by and payments made to employees of Calogic have not been in violation of the Fair Labor Standards Act or any other applicable federal, foreign, state or local laws dealing with such matters. Calogic is not and during the past 2 years has not been engaged in any dispute or litigation with an employee or former employee regarding matters pertaining to intellectual property or assignment of inventions. To the knowledge of Calogic, it is not now, nor has it been during the past 2 years, subject to a union organizing effort. Calogic does not have any written contract of employment or other employment, severance or similar agreement with any of its employees or any established policy or practice relating thereto, and all of its employees are employees-at-will. Calogic is not a party to any pending, or to Calogic's knowledge, threatened, labor dispute. Calogic has complied in all material respects with all applicable federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining and ensuring equality of opportunity for employment and advancement of minorities and women. There are no claims pending, or, to the knowledge of Calogic, threatened to be brought, in any court or administrative agency by any former or current Calogic employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or, to the knowledge of Calogic any other claim threatened or pending in any court or administrative agency from any current or former employee or any other Person arising out of Calogic's status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, or otherwise.

         3.18 EMPLOYEE BENEFIT PLANS. Each Plan (as defined below) covering active, former, or retired employees of Calogic is listed in Section 3.18 of the Calogic Disclosure Schedule. "PLAN" means any employee benefit plan as defined in Section 3(3) of ERISA (as defined below) and will also include any Code
Section 125 flexible benefit plan, dependent care reimbursement plan, employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for medical care benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits. Calogic has provided to Parent a copy of each Plan, and where applicable, any related trust agreement, annuity, or insurance contract, test results for Code
Section 401(k) and 401(m) nondiscrimination requirements and Code Section 416 top-heavy requirements for the past three years; any material correspondence with the Internal Revenue Service or Department of Labor; and ; a copy of the most recent IRS determination or opinion letter. All annual reports (Form 5500) required to be filed with the Internal Revenue Service have been properly filed on a timely basis, and Calogic has provided copies of the three most recently filed Forms 5500 for each Plan for which such Forms 5500 were required to be filed. Each Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and, to the knowledge of Calogic, no event has occurred and no condition exists with respect to the form or operation of such Plans that would cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code. To the knowledge of Calogic, each trust maintained in connection with a Plan is exempt from federal income tax under Section 501(a) of the Code.. No operational error has occurred which would adversely affect the qualified status of the Plan. No Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 412 of the Code. No "prohibited transaction," as defined in ERISA Section 406 or Code
Section 4975 has occurred with respect to any Plan, unless such a transaction was exempt from such rules. Each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. To the knowledge of Calogic, there are no pending or threatened claims against or otherwise involving any of the Plans and no suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any Plan. All contributions, reserves, or premium payments to the Plan, accrued to the date hereof have been made or provided for. Neither Calogic nor any entity which is considered one employer with Calogic under Section 414 of the Code or Section 4001 of ERISA has ever maintained or contributed to or incurred or, to the knowledge of Calogic, expects to incur liability with respect to any Plan subject to Title IV of ERISA or any "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA. There are no restrictions on the rights of Calogic to amend or terminate any Plan without incurring any liability thereunder. Calogic has not engaged in or is a successor or parent corporation to an entity that has engaged in a transaction described in ERISA Section 4069. There have been no amendments to, written interpretation of, or announcement (whether or not written) by Calogic relating to, or change in employee participation or coverage under, any Plan. Neither Calogic nor any of its ERISA affiliates have any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees of Calogic other than health care continuation benefits required to be provided under applicable law. No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code. Neither Calogic nor any Plan has received a distribution of stock from any converted mutual insurance company.

         3.19 CERTAIN AGREEMENTS. Except as contemplated by this Agreement, neither the execution and delivery of this Agreement and all other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby will: (i) result in any payment by Calogic (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of Calogic under any Plan, agreement, or otherwise, (ii) increase any benefits otherwise payable under any Plan or agreement or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

         3.20 POWER OF ATTORNEY. Calogic has no powers of attorney outstanding (other than those issued in the ordinary course of business).

         3.21 BROKERS AND FINDERS. Neither Calogic nor any of its stockholders has retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will Calogic owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

         3.22 CERTAIN PAYMENTS. To the knowledge of Calogic, neither Calogic nor any Person acting on behalf of Calogic has, directly or indirectly, on behalf of or with respect to Calogic: (i) made an unreported political contribution, (ii) made or received any payment which was not legal to make or receive, (iii) engaged in any material transaction or made or received any material payment which was not properly recorded on the books of Calogic, (iv) created or used any "off-book" bank or cash account or "slush fund," or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

         3.23 ENVIRONMENTAL MATTERS. Except as set forth in the Environmental Assessment Report (as defined in section 8.10) (i) to the knowledge of Calogic, Calogic has complied in all material respects with all federal, state and local laws (including, without limitation, case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health or safety (collectively, "ENVIRONMENTAL LAWS"); (ii) Calogic has not handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws ("HAZARDOUS MATERIALS"), except in material compliance with Environmental Laws; (iii) to the knowledge of Calogic there is not now, nor has there ever been, any underground storage tank or asbestos on any real property owned, operated or leased by Calogic; (iv) Calogic has not conducted, nor has it received notice of, any environmental investigations, studies, audits, tests, reviews or analyses, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any real property owned, operated or leased by Calogic; and (v) Calogic has received no notice of any "Environmental Liabilities". For purposes of this Agreement, "ENVIRONMENTAL LIABILITIES" are any claims, demands, or liabilities under Environmental Laws which (i) arise out of or in any way relate to Calogic's operations or activities, or any real property at any time owned, operated or leased by Calogic, whether vested or unvested, contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

         3.24 ENFORCEABILITY OF CONTRACTS, ETC.
                  (a) To the knowledge of Calogic, based upon the fact that Calogic has not received written notice to the contrary, no Person that is a party to any contract, agreement, commitment or plan to which Calogic is a party has a valid defense, on account of non-performance or malfeasance by Calogic, which would make any such contracts, agreement, commitment or plan not valid and binding upon or enforceable against such parties in accordance with their terms, except to the extent such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement or similar laws affecting the rights of creditors generally and usual equity principles.

                  (b) To the knowledge of Calogic, based upon the fact that Calogic has not received written notice to the contrary, neither Calogic nor any other Person, is in material breach or violation of, or default under, any material contract, agreement, arrangement, commitment or plan to which Calogic is a party, and no event or action has occurred, is pending, or, to the knowledge of Calogic, is threatened, which, after the giving of notice, or the lapse of time, or otherwise, would constitute a material breach or a default by Calogic or, to the knowledge of Calogic, any other Person, under any material contract, agreement, arrangement, commitment or plan to which Calogic is a party.

         3.25 ACCOUNTING MATTERS. To the knowledge of Calogic, neither Calogic nor any of its affiliates has taken or agreed to, or plans to, take any action that would prevent Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles. Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the Commission.

         3.26 YEAR 2000. To the knowledge of Calogic, any reprogramming required to permit the proper functioning, in and following the year 2000, of Calogic's computer systems and equipment containing embedded microchips used in Calogic's business, and the testing of all such systems and equipment, as so reprogrammed, will be completed by December 31, 1999. To the knowledge of Calogic, the cost to the Company of such reprogramming and testing and the reasonably foreseeable consequences of year 2000 to the Company (including, without limitation, reprogramming errors, products or services provided by Calogic and the failure of others' systems or equipment) will not have a material adverse effect on Calogic's Business Condition.

         3.27 DISCLOSURE. Neither the representations or warranties made by Calogic or the Stockholders in this Agreement, nor the Calogic Disclosure Schedule or any other certificate executed and delivered by Calogic or the Stockholders pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

         3.29 RELIANCE. The foregoing representations and warranties are made by Calogic and the Stockholders with the knowledge and expectation that Parent and Merger Sub are placing reliance thereon.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS


         Except as set forth in the disclosure schedule of the Stockholders dated as of the date hereof and delivered herewith to Parent (the "Stockholder Disclosure Schedule") which identifies the section and subsection to which each disclosure therein relates, and whether or not the Stockholder Disclosure

Schedule is referred to in a specific section or subsection, each Stockholder severally represents and warrants to Parent and Merger Sub as follows:

                  (a) Subject to applicable community property laws, such Calogic Stockholder is the lawful owner of the shares of Calogic Common Stock to be exchanged for the Parent Merger Shares pursuant to this Agreement and has, and on the Closing Date will have, good and clear title to such shares of Calogic Common Stock, free of all Liens.

                  (b) Such Stockholder has, and on the Closing Date will have, full legal right, power and authority to enter into this Agreement and to sell and deliver the shares of Calogic Common Stock owned by him, her or it in the manner provided herein. Such Stockholder has duly and validly executed this Agreement and has, or prior to the Closing, will have duly and validly executed and delivered all other agreements contemplated hereby to be executed by such stockholder, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of such Stockholder in accordance with its terms except insofar as enforceability may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and general principles of equity.

                  (c) The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by such Stockholder, and the consummation of the transactions contemplated hereby or thereby, will not require, on the part of such Stockholder, any consent, approval, authorization or other order of, or any filing with, any Governmental Entity, or under any contract, agreement or commitment to which such Stockholder is a party or by which such Stockholder or property of such Stockholder is bound, assuming the accuracy of the representations and warranties of Parent and Merger Sub contained in this Agreement and the other agreements contemplated hereby, except for (i) the filing by Calogic and Merger Sub of the appropriate Merger Documents with the Secretary of State of California and Delaware, (ii) any filings required by the H-S-R Act, and (iii) the filings described in Section 5.7, and will not constitute a violation on the part of such Stockholder of any law, administrative regulation or ruling or court decree, or any contract, agreement or commitment, applicable to such Stockholder or property of such Stockholder.


                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB


         Except as set forth in the disclosure schedule of Parent dated as of the date hereof and delivered herewith to Calogic (the "PARENT DISCLOSURE SCHEDULE") which identifies the section and subsection to which each disclosure therein relates, and whether or not the Parent Disclosure Schedule is referred to in a specific section or subsection, Parent and Merger Sub jointly and severally represent and warrant to Calogic as follows:

         5.1 ORGANIZATION AND QUALIFICATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition of Parent. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is recently organized and has conducted no business activities, other than as contemplated by this Agreement.

         5.2 CAPITALIZATION. The authorized capital stock of Parent consists of 1,000,000 shares of preferred stock, $.01 par value per share, of which no shares are issued or outstanding or held in Parent's treasury, and 40,000,000 shares of Parent Common Stock, of which, as of September 30, 1999: (a) 18,093,000 shares were validly issued and outstanding, fully paid and nonassessable and (b) 3,499,692 shares were reserved for issuance pursuant to Parent's stock option and stock purchase plans for its employees and directors. Except for options and rights relating to shares described in clause (b) of the preceding sentence, and except as set forth in Section 5.2 of the Parent Disclosure Schedule or the Reports (as defined in Section 5.5), there are no options, warrants or other rights, agreements or commitments (contingent or otherwise) obligating Parent to issue shares of its capital stock or any other securities convertible into or evidencing the right to subscribe to shares of its capital stock.

         5.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Parent and Merger Sub have been duly authorized by all necessary action of the Boards of Directors and stockholders of Parent and Merger Sub. Certified copies of the resolutions adopted by the Boards of Directors of Parent and Merger Sub and Parent as sole stockholder of Merger Sub approving this Agreement, all other agreements contemplated hereby and the Merger have been or will be provided to Calogic prior to Closing. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and has, or prior to Closing, will have duly and validly executed and delivered all other agreements contemplated hereby to be executed by it, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of each of Parent and Merger Sub in accordance with its terms except insofar as enforceability may be affected by bankruptcy, insolvency, reorganization, moratorium of similar laws affecting creditors' rights generally, and general principles of equity.

         5.4 NON-CONTRAVENTION. Assuming the accuracy of the representations and warranties of Calogic and its stockholders contained in the Agreement and the other agreements contemplated hereby, neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Parent and Merger Sub, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Charter Documents of Parent or Merger Sub or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which Parent is a party, or under which Parent is obligated, or by which Parent or any of the rights, properties or assets of Parent are subject or bound; result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of Parent; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which Parent is a party, or under which Parent is obligated, or by which Parent or any of the rights, properties or assets of Parent are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which Parent is a party, or under which Parent may be obligated, or by which Parent or any of the rights, properties or assets of Parent are subject or bound, other than any of the foregoing which would not have, individually or in the aggregate, a material adverse effect on Business Condition of Parent.

         5.5 REPORTS AND FINANCIAL STATEMENTS. Parent has previously furnished or made available to Calogic true and correct copies of its (i) Form 10-K for the period ended December 31, 1998, (ii) its Quarterly Report on Form 10-Q for the period ended June 30, 1999 (the "RECENT 10-Q"), (iii) all other reports filed by it with the Securities and Exchange Commission (the "COMMISSION") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") since January 1, 1999 and (iv) Parent hereby agrees to furnish to Calogic true and correct copies of all reports filed by it with the Commission after the date hereof and prior to the Closing all in the form (including exhibits) so filed (collectively, the "REPORTS"). As of their respective dates, the Reports complied or will comply in all material respects with the then applicable published rules and regulations of the Commission with respect thereto at the date of their issuance and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, no additional filings or amendments to previously filed Reports are required pursuant to such rules and regulations. Each of the audited consolidated financial statements and unaudited interim financial statements included in Parent's Reports complied as to form in all material respects with the published rules and regulations of the Commission applicable thereto and has been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly presents the financial position of the entity or entities to which it relates as at its date or the results of operations, stockholders' equity or cash flows of such entity or entities (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of unaudited interim statements to year-end adjustments, which will not be material either individually or in the aggregate, and except as described in Section 5.5 of the Parent Disclosure Schedule).

         5.6 VALIDITY OF PARENT MERGER SHARES. The Parent Merger Shares to be issued in the Merger will, when issued, be, validly issued, fully paid and nonassessable and not subject to any preemptive rights (other than those which have been duly waived) or to any agreement to which Parent is a party or by which Parent may be bound.

         5.7 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. Assuming the accuracy of the representations and warranties of Calogic and its stockholders contained in the Agreement and the other agreements contemplated hereby, except for (a) the requirements of state securities (or "Blue Sky") laws, (b) the filing and recording of the Merger Documents as provided by the CGCL and the DGCL, (c) the filing of appropriate documents with the Nasdaq Stock Market and
(d) the filing of a Form D and a Form 8-K with the Commission, if applicable, and (e) any filings required by the H-S-R Act, no consent, approval order, or authorization of, or registration, declaration, or filing with or exemption by, any Governmental Entity is required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Parent and Merger Sub or the consummation of the Merger or any other transaction described herein.

         5.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1999, there has not been any material adverse change in the Business Condition of Parent.

         5.9 INVESTMENT MATTERS. Parent is acquiring the Calogic Common Stock for its own account for investment purposes only and not with a view to, or for sale in connection with, any resale or distribution thereof.

         5.10 DISCLOSURE. Neither the representations or warranties made by Parent in this Agreement, nor the Parent Disclosure Schedule or any other certificate executed and delivered by Parent pursuant to this Agreement, when taken together and with knowledge of the contents of the Reports, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

         5.11 RELIANCE. The foregoing representations and warranties are made by Parent with the knowledge and expectation that Calogic and the Stockholders are placing reliance thereon.

         5.12 ACCOUNTING MATTERS. To the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to, or plans to, take any action that would prevent Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles. Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the Commission.

         5.13 WARN ACT. Parent has no intention of initiating a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act with respect to Calogic employees.

         5.14 CERTAIN TAX MATTERS. To Parent's knowledge, neither Parent nor any of its subsidiaries has taken or agreed to take any action that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE VI

                              COVENANTS OF CALOGIC


                  During the period from the date of this Agreement (except as otherwise indicated) and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Calogic and the Stockholders agree (except as expressly contemplated by this Agreement or otherwise permitted with Parent's prior written consent which consent shall not be unreasonably withheld):

         6.1 CONDUCT OF BUSINESS IN ORDINARY COURSE. Calogic will carry on its business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable best efforts to preserve intact its present business organization, keep available the services of its present officers, consultants and employees and preserve its relationships with customers, suppliers and distributors and others having business dealings with it. Calogic will confer on a regular and frequent basis with representatives of Parent to report operational matters of a material nature and to report the general status of the ongoing operations of the business of

Calogic. The foregoing notwithstanding, Calogic will not except as consented to in writing by Parent (such consent not to be unreasonably withheld):

                  (a) other than in the ordinary course of business, enter into any material commitment or transaction, including but not limited to any purchase of assets (other than raw materials, supplies or cash equivalents) for a purchase price in excess of $50,000;

                  (b) grant any bonus, severance or termination pay to any officer, director, independent contractor or employee of Calogic except as set forth in Section 3.8 of the Calogic Disclosure Schedule;

                  (c) enter into or amend any agreements pursuant to which any other party is granted support, service, marketing or publishing rights, or is granted distribution rights of any type or scope with respect to any products of Calogic, other than in the ordinary course of business;

                  (d) other than in the ordinary course of business, enter into or terminate any contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments, or commitments, or amend or otherwise change in any material respect the terms thereof in a manner adverse to Calogic;

                  (e) commence a lawsuit other than: (i) for the routine collection of bills, (ii) in such cases where Calogic in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of Calogic's business; provided, that Calogic consults with Parent prior to filing such suit, or (iii) for a breach of this Agreement or any agreement related hereto;

                  (f) modify in any material respect existing discounts or other terms and conditions with dealers, distributors and other resellers of Calogic's products or services in a manner adverse to Calogic;

                  (g) accelerate the vesting or otherwise modify any Calogic Option, restricted stock or other outstanding rights or other securities;

                  (h) take any action which would make any representation or warranty in this Agreement untrue or incorrect, as if made as of such time;

                  (i) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

                  (j) agree in writing or otherwise to take any of the foregoing actions.

         6.2 DIVIDENDS, ISSUANCE OF, OR CHANGES IN SECURITIES. Calogic will not:
(i) declare or pay any dividends on or make other distributions to its stockholders (whether in cash, shares or property), (ii) issue, deliver, sell, or authorize, propose, or agree to, or commit to the issuance, delivery, or sale of any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into its capital stock, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating Calogic to issue any such shares, Company Voting Debt or other convertible securities except as any of the foregoing is required by Calogic Options; (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Calogic, (iv) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or options or warrants related thereto, or (v) propose any of the foregoing except as contemplated herein in connection with the transactions described in this Agreement.

         6.3 GOVERNING DOCUMENTS. Calogic will not amend its Charter Documents.

         6.4 NO ACQUISITIONS. Calogic will not authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into a letter of intent (whether or not binding), an agreement in principle or an agreement with respect to any merger, consolidation or business combination (other than the Merger), or any acquisition of assets or securities, other than acquisitions in the ordinary course of business.

         6.5 NO DISPOSITIONS. Calogic will not sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any of its material assets or cancel, release, or assign any material indebtedness or claim, except in the ordinary course of business.

         6.6 INDEBTEDNESS. Calogic will not incur indebtedness in excess of an aggregate amount of $500,000 for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise.

         6.7 COMPENSATION. Calogic will not adopt or amend, or modify in any material respect, any Plan or pay any pension or retirement allowance not required by any existing Plan. Calogic will not enter into or modify any employment or severance contracts, increase the salaries, wage rates or fringe benefits of its officers, directors or employees or pay bonuses or other remuneration except for current salaries, severance and other remuneration for which Calogic is obligated under arrangements existing prior to the Unaudited Balance Sheet Date to which Calogic is a party and which have been disclosed in the Calogic Disclosure Schedule.

         6.8 CLAIMS. Calogic will not settle any claim, action or proceeding, except in the ordinary course of business.

         6.9 ACCESS TO PROPERTIES AND RECORDS. Subject to contractual and other obligations, Calogic will give Parent and its representatives full access, at a place reasonably acceptable to Calogic, during reasonable business hours and following reasonable notice but in such a manner as not unduly to disrupt the business of Calogic, to its senior management, senior technical personnel, premises, properties, contracts, commitments, books, records and affairs, and will provide Parent with such financial, technical and operating data and other information pertaining to its business as Parent may reasonably request. With Calogic's prior consent, which will not be unreasonably withheld, Parent will be entitled in conjunction with Calogic personnel to make appropriate inquiries of third parties in the course of its investigation.

         6.10 BREACH OF REPRESENTATIONS AND WARRANTIES. Calogic will not take any action that would cause or constitute a breach of any of the representations and warranties set forth in Article III or that would cause any of such representations and warranties to be inaccurate in any material respect or that would constitute a breach of any of its other obligations under this Agreement. In the event of, and promptly after obtaining knowledge of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, Calogic will give detailed notice thereof to Parent and will use its reasonable best efforts to prevent or remedy promptly such breach or inaccuracy.

         6.11 CONSENTS. Calogic will promptly apply for or otherwise seek and use its reasonable best efforts to obtain, all Consents, and make all filings required with respect to the consummation of the Merger.

         6.12 TAX RETURNS. Calogic will promptly provide or make available to Parent copies of all of its tax returns, reports and information statements that have been filed or are filed prior to the Closing Date.

         6.13 STOCKHOLDER APPROVAL. Each of the Stockholders agrees to vote all of such Stockholder's shares of Calogic Common Stock for the approval of this Agreement and the appropriate Merger Documents as required by the CGCL.

         6.14 PREPARATION OF DISCLOSURE AND SOLICITATION MATERIALS. As promptly as practicable after the execution of this Agreement, Calogic will promptly submit to its stockholders, information and documents relating to Calogic, its business or operations, Parent, its business or operations, the terms of the Merger and this Agreement as reasonably agreed by counsel to Parent and Calogic and intended to comply in all material respects with Regulation D under the Securities Act and the material facts concerning all payments which in the absence of stockholder approval would be "Parachute Payments" as defined in Code
Section 280G(b)(2), in form and substance satisfactory to Parent and its counsel, to satisfy all requirements applicable to Calogic of applicable state and federal securities laws, the CGCL and Code Section 280G(b)(5)(B) and the regulations thereunder. Calogic will promptly set a record date, give notice of a special meeting, solicit consents and/or give notices to holders of Dissenting Shares so as to facilitate the Closing of the Merger as of the earliest practicable date.

         6.15 EXCLUSIVITY; ACQUISITION PROPOSALS. Unless and until this Agreement will have been terminated by either party pursuant to Article XI hereof and thereafter subject to Section 11.5, neither Calogic nor any of the Stockholders will (and each will use its reasonable best efforts to ensure that none of its officers, directors, agents, representatives or affiliates) take or cause or permit any Person to take, directly or indirectly, any of the following actions with any party other than Parent and its designees: (i) solicit, encourage, initiate or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of Calogic's business, assets or capital stock, whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an "ACQUISITION TRANSACTION"), (ii) disclose, in connection with an Acquisition Transaction, any information not customarily disclosed to any Person other than Parent or its representatives concerning Calogic's business or properties or afford to any Person other than Parent or its representatives access to its properties, books, or records, except in the ordinary course of business and as required by law or pursuant to a governmental request for information, (iii) enter into or execute any agreement relating to an Acquisition Transaction, or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the Merger. In the event that Calogic is contacted by any third party expressing an interest in discussing an Acquisition Transaction, Calogic will promptly notify Parent of such contact and the identity of the party so contacting Calogic.

         6.16 NOTICE OF EVENTS. Throughout the period between the date of this Agreement and the Closing, Calogic will promptly advise and consult with Parent regarding (i) any and all material events and developments concerning its financial position, results of operations, assets, liabilities or business and
(ii) any and all material adverse changes to the representations, warranties and covenants of Calogic and the Stockholders contained in this Agreement.

         6.17 REASONABLE BEST EFFORTS. Calogic and each of the Stockholders will use their reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

         6.18 INSURANCE. Calogic will use its reasonable best efforts to maintain in force at the Effective Time policies of insurance of the same character and coverage as those described in the Calogic Disclosure Schedule, and Calogic will promptly notify Parent in writing of any material changes in such insurance coverage occurring prior to the Effective Time.


                                   ARTICLE VII

                               COVENANTS OF PARENT


         During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (or later where so indicated), Parent and Merger Sub agree (except as expressly contemplated by this Agreement or with Calogic's prior written consent which consent will not be unreasonably withheld):

         7.1 BREACH OF REPRESENTATIONS AND WARRANTIES. Neither Parent nor Merger Sub will take any action which would cause or constitute a breach of any of the representations and warranties set forth in Article V or which would cause any of such representations and warranties to be inaccurate in any material respect or that would constitute a breach of any of its other obligations under this Agreement. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Parent will give detailed notice thereof to Calogic and will use its reasonable best efforts to prevent or remedy promptly such breach or inaccuracy.

         7.2 ADDITIONAL INFORMATION; ACCESS. Parent will provide Calogic and its stockholders with the information relating to Parent referred to in Section 5.5. In addition, Parent will afford to Calogic and to its counsel and to the persons expected to become stockholders of Parent pursuant to the Merger access throughout the period prior to the Effective Time to its senior management and all other information concerning Parent as Calogic or such stockholder may reasonably request. Such stockholders will also be afforded the opportunity to ask questions and to receive accurate and complete answers from Parent concerning the terms and conditions of the Merger and the issuance of the Parent Merger Shares pursuant thereto.

         7.3 CONSENTS. Parent will promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals, and make filings, required with respect to the consummation of the Merger.

         7.4 REASONABLE BEST EFFORTS. Each of Parent and Merger Sub will use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

         7.5 OFFICERS AND DIRECTORS. Parent agrees that all rights to indemnification existing on the date hereof in favor of the present or former officers and directors of Calogic with respect to actions taken in their capacities as directors or officers of Calogic prior to the Effective Time as provided in the Charter Documents of Calogic and any applicable indemnification agreements (copies of which have been provided to Parent) will survive the Merger and continue in full force and effect following the Effective Time and the obligations related thereto will be assumed by Parent. Notwithstanding the foregoing the provisions of such Charter Documents or agreements will have no effect on the obligations of any stockholders of Calogic pursuant to Article X of this Agreement or the Escrow Agreement.

         7.6 NASDAQ NATIONAL MARKET LISTING. Parent will use its reasonable best efforts to cause the Parent Merger Shares to be authorized for trading on the Nasdaq National Market as soon as practicable. Parent will use its best efforts to issue its fourth quarter 1999 and year-end earnings press release prior to February 29, 2000.

         7.7 NOTICE OF EVENTS. Throughout the period between the date of this Agreement and the Closing, Parent will promptly advise and consult with Calogic regarding any and all material adverse change to the representations, warranties and covenants of Parent and Merger Sub contained in this Agreement.

         7.8 THIRD PARTY BENEFICIARIES. Sections 7.5 and 7.6 will survive the consummation of the Merger, are intended to benefit the stockholders of Calogic that receive Parent Merger Shares (the "NEW PARENT STOCKHOLDERS"), will be binding on Parent and its successors and assigns, and will be enforceable by the officers and directors of Calogic and the New Parent Stockholders.

         7.9 EXCLUSIVITY; ACQUISITION PROPOSALS. Unless and until this Agreement will have been terminated by either party pursuant to Article XI hereof and thereafter subject to Section 11.5, Parent will not (and will use its reasonable best efforts to ensure that none of its officers, directors, agents, representatives or affiliates) take or cause or permit any Person to take, directly or indirectly any of the following actions with any party other than Calogic or its Stockholders unless the Board of Directors of Parent believes, after consultation with outside legal counsel, that the failure to take such actions would be inconsistent with the fiduciary duties of the Board of
Directors: (i) solicit, encourage, initiate or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of Parent's business, assets or capital stock, whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an "ACQUISITION TRANSACTION"), (ii) disclose, in connection with an Acquisition Transaction, any information not customarily disclosed to any Person other than to Calogic and the Stockholders concerning Parent's business or properties or afford to any Person other than to Calogic and the Stockholders access to its properties, books, or records, except in the ordinary course of business and as required by law or pursuant to a governmental request for information, (iii) enter into or execute any agreement relating to an Acquisition Transaction, or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the Merger. In the event that Parent is contacted by any third party expressing an interest in discussing an Acquisition Transaction, Parent will promptly notify Calogic of such contact and the identity of the party so contacting Parent.

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS


         In addition to the foregoing, Parent, Merger Sub, Calogic and the Stockholders each agree to take the following actions after the execution of this Agreement.

         8.1 INVESTMENT AGREEMENTS. All resales of Parent Merger Shares by the New Parent Stockholders will be subject to the restrictions imposed by the investment agreements (the "INVESTMENT AGREEMENTS") in the form attached as
EXHIBIT 8.1 and the registration rights agreement (the "REGISTRATION RIGHTS AGREEMENT") in the form attached as EXHIBIT 8.2, each of which will be entered into by each New Parent Stockholder and Parent. Parent will be entitled to place the legends as referred to in the form of Investment Agreement on each certificate evidencing any Parent Common Shares to be received by New Parent Stockholders pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Shares consistent with the terms of the Investment Agreements.

         8.2 LEGAL CONDITIONS TO THE MERGER. Each of Parent, Merger Sub, Calogic and the Stockholders will use all reasonable best efforts to take actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger. Each of Parent, Merger Sub, Calogic and the Stockholders will use all reasonable best efforts to take all actions to obtain (and to cooperate with the other parties in obtaining) any consent required to be obtained or made by Calogic, Merger Sub, or Parent in connection with the Merger, or the taking of any action contemplated thereby or by this Agreement.

         8.3 EMPLOYEE BENEFITS. Nothing contained herein will be considered as requiring Calogic or Parent to continue any specific plan or benefit, or to confer upon any employee, beneficiary, dependent, legal representative or collective bargaining agent of such employee any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including without limitation any right to employment or to continued employment for any specified period, at any specified location or under any specified job category, except as specifically provided for in an offer letter or other agreement of employment. It is specifically understood that continued employment with Calogic or employment with Parent is not offered or implied for any other employees of Calogic and any continuation of employment with Calogic after the Closing will be at will except as specifically provided otherwise in an offer letter or other agreement of employment.

         8.4 EXPENSES. Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby, including investment banking, legal and accounting expenses, will be paid by the party incurring such expense; provided, however, that any expenses incurred by Calogic on its behalf or on behalf of a stockholder in excess of an aggregate of $450,000 shall be borne or reimbursed by the Stockholders (without regard to Section 10.4); provided, further, that Calogic will estimate and itemize any such investment banking, legal and accounting expenses of Calogic prior to Closing and provide Parent with a copy of such estimate at least 2 business days prior to the Closing; and provided, further, that the provisions of this Section 8.4 shall not be construed to relieve a party from liability resulting from such party's breach of this Agreement.

         8.5 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Calogic, the proper officers and directors of each corporation which is a party to this Agreement will take all such necessary action. Without limiting the foregoing, on or prior to the Closing Date, Calogic will deliver to Parent a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Parent.

         8.6 PUBLIC ANNOUNCEMENTS. Neither Parent, Calogic nor any of the Stockholders will disseminate any press release or other announcement concerning this Agreement or the transactions contemplated herein to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this Agreement, to the attorneys, advisors and accountants of the parties hereto, or except as Parent or Calogic determines in good faith to be required by applicable law) without the prior written agreement of Parent and Calogic. In the event of any disclosure required by law, Parent and Calogic will consult each other as to the contents thereof prior to making such disclosure to the extent permitted by law.

         8.7 CONFIDENTIALITY. Calogic and Parent have entered into a Mutual Non-Disclosure and Confidentiality Agreement dated June 17, 1999 as amended (the "Non-Disclosure Agreement") concerning each party's obligations to protect the confidential information of the other party. Calogic and Parent each hereby affirm each of their obligations under such agreement. If this Agreement is terminated in accordance with Article XI hereof, Parent will, and will cause its accountants, counsel and other representatives to deliver to Calogic all documents and other material, and all copies thereof, obtained by Parent or on its behalf from Calogic in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of such. If this Agreement is terminated in accordance with Article XI hereof, Calogic will, and will cause its accountants, counsel and other representatives to, deliver to Parent all documents and other material, and all copies thereof, obtained by Calogic or on its behalf or by a Stockholder from Parent in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of such.

         8.8 POOLING.

                  (a) Parent, the Merger Sub, Calogic and each of Stockholders will use all reasonable best efforts, will cooperate fully and will take all actions as are reasonably necessary to allow the

Merger and other transactions contemplated by this Agreement to be accounted for as a "pooling of interests" in accordance with United States generally accepted accounting principles which will be acceptable to the Commission.

                  (b) Calogic has delivered to Parent prior to the date of this Agreement a letter that identifies all persons who it believes (based on the advice of counsel) may be "affiliates" of Calogic, as such term is used in Rule 145 under the Securities Act and applicable accounting pronouncements of the Commission (each such Person, an "CALOGIC AFFILIATE"). Each such Calogic Affiliate has executed and delivered to Parent a written agreement (an "AFFILIATE AGREEMENT") in the form of EXHIBIT 8.8 hereto to the effect that such Calogic Affiliate (i) has not made and will not make any disposition of any shares of Calogic Common Stock or other securities of Calogic in the 30-day period prior to the Effective Time, and (ii) will not make any disposition of any of the Parent Merger Shares to be received by such Person after the Effective Time until Parent shall have publicly released a report including the combined financial results of Parent and Calogic for a period of at least 30 days of combined operations of Parent and Calogic.

         8.9 HART-SCOTT-RODINO FILING. If and to the extent applicable, Parent, Calogic and each Stockholder agree to file, and to cause any other Person obligated to do so as a result of such person's stock holdings in Parent or Calogic, a Notification and Report Form in accordance with the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (collectively, the "H-S-R ACT") with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission within 10 business days of the date hereof and to use its and their reasonable best efforts to achieve the prompt termination or expiration of the waiting period or any extension thereof provided for under the HSR Act as a prerequisite to the consummation of the transactions provided for herein.

         8.10 ENVIRONMENTAL MATTERS. Parent has , engaged Levine-Fricke, Inc. (the "Environmental Consultant") to do an "environmental site assessment" (the "Environmental Assessment Report") on Calogic's premises in Freemont and Pleasanton, California. Calogic agrees to provide reasonable access to Parent and Environmental Consultant to such premises to permit the preparation of the Environmental Assessment Report after Calogic has approved the engagement letter with Environmental Consultant (which approval shall not be unreasonably withheld) in respect of such Environmental Assessment Report.

         Parent agrees to cause such report to be completed as soon as possible, and in no event later than November 15, 1999. In the event such report indicates that environmental contamination exists at such premises, then prior to the Closing Date the parties hereto shall negotiate in good faith as to whether Calogic will be liable for the costs of remediating any such contamination and to reduce the number of Parent Merger Shares (valued at the Parent Average Closing Price) to reflect a reasonable estimate of the liability to Calogic for the cost of remediating such contamination; provided, however, that in the event it is not reasonably likely that Calogic would actually be held liable for any of the costs of remediating such contamination, then no such reduction shall be made; provided, further, that such reduction shall reflect Calogic's share of the cost of any such remediation reduced by the liability of any other parties which may reasonably be determined to share in liability for such remediation costs or by any anticipated recovery on any available insurance.

                                   ARTICLE IX

                              CONDITIONS PRECEDENT


         9.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger will be subject to the satisfaction prior to the Closing Date of the following conditions:

                  (a) GOVERNMENTAL APPROVALS. Other than the filing of the Merger Documents with the Secretary of State of California and Delaware, all statutory requirements and all Consents of Governmental Entities legally required for the consummation of the Merger and the transactions contemplated by this Agreement will have been filed, occurred, or been obtained, other than such Consents for which the failure to obtain would not have a material adverse effect on the consummation of the Merger or the other transactions contemplated hereby or on the Business Condition of Parent or Calogic. If and to the extent applicable, the filing and waiting period requirements under the H-S-R Act will have been complied with and will have expired or terminated.

                  (b) NO RESTRAINTS. No statute, rule or regulation, and no final and nonappealable order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

         9.2 CONDITIONS OF OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Merger Sub:

                  (a) REPRESENTATIONS AND WARRANTIES OF CALOGIC AND THE STOCKHOLDERS. The representations and warranties of Calogic and the Stockholders set forth in this Agreement will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) as otherwise contemplated by this Agreement,
(ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Parent and (iii) for representations and warranties specifically limited to an earlier date(s). Parent will have received a certificate signed by or on behalf of each of the Stockholders and by the chief executive officer and the chief financial officer of Calogic to such effect on the Closing Date.

                  (b) PERFORMANCE OF OBLIGATIONS OF CALOGIC AND THE STOCKHOLDERS. Calogic and the Stockholders will have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date except (i) as otherwise contemplated or permitted by this Agreement and (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Parent, and Parent will have received a certificate signed by each of the Stockholders and by the chief executive officer and the chief financial officer of Calogic to such effect on the Closing Date.

                  (c) INVESTMENT AND ESCROW AGREEMENTS. Parent will have received from stockholders of Calogic constituting at least 95% of the Outstanding Calogic Shares duly executed Investment Agreements and the Escrow Agreement.

                  (d) EMPLOYMENT AND NONCOMPETITION AGREEMENTS. Manuel Del Arroz will have executed an employment agreement (the "Employment Agreement") and a non-solicitation agreement (the "Non-Solicitation Agreement") in the form previously provided by Parent to Calogic.

                  (e) LEGAL ACTION. There will not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from Parent, Merger Sub or Calogic as a result of such transactions; or
(ii) seeking to prohibit or impose any limitations on Parent's ownership or operation of all or any portion of Calogic's business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or Calogic's business or assets as a result of the transactions contemplated by the Agreement which if successful would have a material adverse effect on Parent's ability to receive the anticipated benefits of the Merger and the employment of the individuals referenced in Section 9.2(d).

                  (f) OPINION OF COUNSEL. Parent will have received an opinion dated as of the Closing Date of Cohen & Ostler, counsel to Calogic, and Cooley Godward LLP, special counsel to Calogic, substantially in the form attached as
EXHIBIT 9.2.

                  (g) CONSENTS. Parent will have received duly executed copies of all Consents relating to the leases for the 235/237/239 Whitney, Fremont, California and Serpentine, Pleasanton, California locations.

                  (h) TERMINATION OF RIGHTS AND CERTAIN SECURITIES. Any registration rights, rights of refusal, voting rights, rights to any liquidation preference or redemption rights relating to any security of Calogic will have been terminated or waived or satisfied as of the Closing.

                  (i) STOCKHOLDER APPROVALS. This Agreement and the Merger will have been approved by stockholders of Calogic holding at least ninety-five percent (95%) of the voting power of the Outstanding Calogic Shares. Any Parachute Payments will have been approved by the percentage of holders of the Outstanding Calogic Shares as required by law (as reasonably interpreted by counsel for Parent).
                  (j) PARENT POOLING LETTER. Parent will have received an unqualified written opinion from KPMG LLP, Parent's independent accountants, to the effect that such firm concurs with Parent's management that no conditions exist that would preclude Parent from accounting for the Merger as a "pooling of interests" under applicable rules and regulations of the Commission (unless the failure to receive such opinion results from a breach by Parent or Merger Sub of any covenant contained in this Agreement).

                  (k) CORPORATE PROCEEDINGS SATISFACTORY. All corporate and other proceedings to be taken by Calogic in connection with the transactions contemplated hereby and all documents incident thereto will be satisfactory in form and substance to Parent and its counsel, and Parent and its counsel will have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

                  (l) SECURITIES LAW COMPLIANCE. Parent will be satisfied, in its sole discretion, that the approval of the Merger, this Agreement and all associated transactions by the stockholders of Calogic and the issuance of Parent Merger Shares hereunder will have been conducted in compliance with Regulation D under the Securities Act;

                  (m) TERMINATION OF CERTAIN AGREEMENT AND ARRANGEMENTS. The agreements and arrangements described in Section 3.17(8) of the Calogic Disclosure Schedule will have been terminated with no liability to Calogic and evidence of such termination will have been delivered to Parent.

         9.3 CONDITIONS OF OBLIGATIONS OF CALOGIC AND STOCKHOLDERS. The obligation of Calogic and the Stockholders to effect the Merger is subject to the satisfaction of the following conditions unless waived by Calogic and the
Stockholders:

                  (a) REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Calogic will have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub to such effect on the Closing Date.

                  (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUB. Parent and Merger Sub will have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, and Calogic will have received a certificate signed on behalf of Parent and Merger Sub by duly authorized officers of Parent and Merger Sub to such effect on the Closing Date.

                  (c) OPINION OF PARENT'S COUNSEL. Calogic and the Stockholders have received an opinion dated the Closing Date of Testa, Hurwitz & Thibeault, LLP, substantially in the form attached as EXHIBIT 9.3.

                  (d) STOCKHOLDER APPROVAL. This Agreement and the Merger will have been approved and adopted by the requisite vote of the stockholders of Calogic, as required by the CGCL and Calogic's Charter Documents; provided, however, that the inclusion of this condition will not be construed in any way as excusing any of the Stockholders from fulfilling their covenant in Section 6.13.

                  (e) ESCROW AND REGISTRATION RIGHTS AGREEMENTS. Parent shall have duly executed and delivered the Escrow Agreement and the Registration Rights Agreement.

                  (f) LEGAL ACTION. There will not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from Calogic or the Stockholders as a result of the transactions contemplated by this Agreement or (ii) restricting in any way the receipt, ownership, or ability to dispose of the consideration to be received by any stockholder of Calogic in the transactions contemplated by this Agreement.

                  (g) PARENT AVERAGE CLOSING PRICE. The Parent Average Closing Price shall be greater than or equal to $ 6.00, subject to adjustment, as appropriate, for any stock split, stock dividend, reclassification, recapitalization or similar event.

                  (h) CORPORATE PROCEEDINGS SATISFACTORY. All corporate and other proceedings to be taken by Parent in connection with the transactions contemplated hereby and all documents incident thereto will be satisfactory in form and substance to Calogic and its counsel, and Calogic and its counsel will have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.


                                    ARTICLE X

                                 INDEMNIFICATION


         10.1 INDEMNIFICATION RELATING TO AGREEMENT. Subject to Sections 10.4 and 10.6, the Stockholders and, as an integral term of the Merger, all other stockholders of Calogic who accept the Parent Merger Shares and execute the Escrow Agreement (which is a condition to receiving such consideration), jointly and severally, hereby agree to defend, indemnify and hold Parent harmless from and against, and to reimburse Parent with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable attorneys' fees), determined as provided in Section 10.4 ("INDEMNIFIABLE AMOUNTS"), of every nature whatsoever incurred by Parent (which will be deemed to include any of the foregoing incurred by the Surviving Corporation) by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than Parent) that constitutes a breach, by Calogic or any of the Stockholders of any representation or warranty of Calogic or the Stockholders contained in this Agreement or in any certificate or other document delivered to Parent pursuant to this Agreement, other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of Parent, (ii) the failure, partial or total, of Calogic or any of the Stockholders to perform any agreement or covenant required by this Agreement to be performed by it or them other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of Parent and (iii) any federal or state Tax liability, or asserted liability, of Calogic attributable to periods (or any portion thereof) ending on or prior to the Closing but only to the extent such liabilities were not accrued for on the Balance Sheet. The foregoing obligations to indemnify Parent will be determined without regard to any right to indemnification to which any Person may have in his or her capacity as an officer, director, employee, agent or any other capacity of Calogic, and no stockholder of Calogic will be entitled to any indemnification from Calogic or the Surviving Corporation for amounts paid hereunder. There will be no right of contribution or subrogation from Parent or the Surviving Corporation for indemnification payments made by or for the account of the Stockholders.

         10.2 THIRD PARTY CLAIMS. With respect to any claims or demands by third parties as to which Parent may seek indemnification hereunder, other than claims or demands covered by Section 10.3, whenever Parent will have received a written notice that such a claim or demand has been asserted or threatened, Parent will promptly notify the "Indemnification Representative" (as designated in the Escrow Agreement) of such claim or demand and of the facts within Parent's knowledge that relate thereto within a reasonable time after receiving such written notice. The Indemnification Representative will then have the right to defend, contest, negotiate or settle any such claim or demand through counsel of his own selection, reasonably satisfactory to Parent, and solely at the Stockholders' own cost and expense, which costs and expenses will be payable out of the property being held pursuant to the Escrow Agreement. Notwithstanding the preceding sentence, the Indemnification Representative will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of Parent, which consent will not be unreasonably withheld. Without limiting Parent's rights to object for other reasons, Parent may object to a settlement or compromise which includes any provision which in its reasonable judgment may have an adverse impact on or establish an adverse precedent for the Business Condition of Parent or any of its Subsidiaries. If the Indemnification Representative gives notice to Parent within twenty (20) calendar days after Parent has notified the Indemnification Representative that any such claim or demand has been made in writing, that the Indemnification Representative elects to have Parent defend, contest, negotiate, or settle any such claim or demand, then Parent will have the right to contest and/or settle any such claim or demand and seek indemnification pursuant to this Article X as to any Indemnifiable Amounts; provided, however, that Parent will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent (which may include a general or limited consent) of the Indemnification Representative, which consent will not be unreasonably withheld. If the Indemnification Representative fails to give written notice to Parent of his intention to contest or settle any such claim or demand within twenty (20) calendar days after Parent has notified the Indemnification Representative that any such claim or demand has been made in writing, or if any such notice is given but any such claim or demand is not contested by the Indemnification Representative within a reasonable time thereafter, Parent will have the right to contest and/or settle any such claim or demand in its sole discretion and seek indemnification pursuant to this Article X as to any Indemnifiable Amounts.

         10.3 TAX CONTESTS. Notwithstanding any of the foregoing, Parent will have the right to conduct any Tax audit or other Tax contest relating to the Surviving Corporation. Parent will conduct any such Tax audit or other Tax contest in good faith. With respect to any matters relating to such Tax audits or other Tax contests as to which Parent may seek indemnification hereunder, Parent shall consult with the Indemnification Representative and allow him to comment before taking any position or making any written submission with any Governmental Entity with regard to any Indemnifiable matter.

         10.4 LIMITATIONS. Notwithstanding any other provision in this Article X, Parent will be entitled to indemnification only to the extent that the aggregate Indemnifiable Amounts (which shall be determined for all purposes of this Article X disregarding any qualification in any representation or warranty as to "materially" or "material") exceed Five Hundred Thousand Dollars ($500,000) (the "THRESHOLD AMOUNT"). The aggregate amount to which Parent will be entitled to be indemnified will not exceed a dollar amount equal to ten percent (10%) of Parent Merger Shares valued at the Parent Average Closing Price, and the liability of any single Stockholder for indemnification obligations shall be limited to such Stockholder's pro rata share of any Indemnifiable Amounts based on the number of

Parent Merger Shares received by such Stockholder relative to the aggregate number of Parent Merger Shares; provided, however, that the limitation on the obligations of any Person for Indemnifiable Amounts arising out of criminal activity or fraud or willful misstatements or omissions by Calogic or such Person will be a Dollar amount equal to the aggregate number of Parent Merger Shares received by such Person valued at the Parent Average Closing Price. Parent will first seek reimbursement of any Indemnifiable Amounts pursuant to the provisions of the Escrow Agreement, but may seek indemnification hereunder with respect to any Indemnifiable Amounts after the termination of the Escrow Agreement, subject to Section 10.6. During the term of the Escrow Agreement, Parent's sole remedy will be a claim pursuant to the Escrow Agreement. To the extent Parent is paid an amount on account of an Indemnifiable matter in excess of the limitation set forth above, Parent will promptly remit such excess amount to the party entitled thereto.

         10.5 BINDING EFFECT. The indemnification obligations contained in this
Article X are an integral part of this Agreement and the Merger in the absence of which Parent would not have entered into this Agreement.

         10.6 TIME LIMIT. The representations, warranties, covenants and agreements of Calogic and the Stockholders set forth in this Agreement will survive the Closing and the consummation of the transactions contemplated by this Agreement, but, absent fraud, any claims with respect thereto may be made only on or before the first yearly anniversary of the date of this Agreement; provided, however, that claims relating to the representations and warranties in
Section 3.6 may be made only on or before the date Parent publishes financial results covering at least 30 days combined operations of Parent and Calogic.

         10.7 SOLE REMEDY. Notwithstanding any other provision in this Agreement to the contrary, except as provided for in the Holder Agreement of even date herewith, among Parent, Calogic and Manuel Del Arroz (the "Holder Agreement") the provisions of this Article X and the provisions of the Escrow Agreement will be the sole and exclusive remedy of (and corresponding liability of any stockholder of Calogic, in such stockholder's capacity as such, to) Parent, Merger Sub and the Surviving Corporation for any damage, claim, cause of action or right of any nature arising out of or relating to this Agreement, the certificates or other documents executed or delivered herewith, or the transactions contemplated hereby; provided, however, that nothing in this Agreement or the Escrow Agreement will be deemed to limit any right or remedy for criminal activity or fraud, or willful misstatements or omissions, or breaches of covenants or inaccuracies in any representations or warranties set forth in any other agreement contemplated by this Agreement, including any Investment Agreement, Affiliate Agreement, the Employment Agreement, the Non solicitation Agreement, the Registration Rights Agreement or the Holder Agreement.


                                   ARTICLE XA

                            INDEMNIFICATION BY PARENT

         10.1A INDEMNIFICATION RELATING TO AGREEMENT. Subject to Sections 10.2A and 10.3A, Parent hereby agrees to defend, indemnify and hold the Stockholders and all other stockholders of Calogic who accept the Parent Merger Shares (the "INDEMNIFIED STOCKHOLDERS") harmless from and against, and to reimburse the Indemnified Stockholders with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable attorneys' fees), determined as provided in Section 10.2A ("STOCKHOLDER INDEMNIFIABLE AMOUNTS"), of every nature whatsoever incurred by the Indemnified Stockholders by reason of or arising out of or in connection with (i) any breach, or any claim that constitutes a breach, by Parent or Merger Sub of any representation or warranty of Parent or Merger Sub contained in this Agreement or in any certificate or other document delivered by Parent or Merger Sub to the Indemnified Stockholders or Calogic pursuant to this Agreement, other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of Calogic or the Indemnified Stockholders, and (ii) the failure, partial or total, of Parent or Merger Sub to perform any agreement or covenant required by this Agreement to be performed by it other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of Calogic or the Indemnified Stockholders.

         10.2A LIMITATIONS. Notwithstanding any other provision in this Article XA, the Indemnified Stockholders will be entitled to indemnification only to the extent that the aggregate Stockholder Indemnifiable Amounts (which shall be determined for all purposes of this Article XA disregarding any qualification in any representation or warranty as to "materially" or "material") exceed Five Hundred Thousand Dollars ($500,000) (the "STOCKHOLDER THRESHOLD AMOUNT"). The aggregate amount to which the Indemnified Stockholders will be entitled to be indemnified will not exceed a dollar amount equal to ten percent (10%) of Parent Merger Shares valued at the Parent Average Closing Price, provided, however, that the limitation on the obligations of Parent for Stockholder Indemnifiable Amounts arising out of criminal activity or fraud or willful misstatements or omissions by Parent or Merger Sub will be a dollar amount equal to the aggregate number of Parent Merger Shares valued at the Parent Average Closing Price. To the extent an Indemnified Stockholder is paid an amount on account of an Indemnifiable matter in excess of the limitation set forth above, such Indemnified Stockholder will promptly remit such excess amount to Parent.

         10.3A TIME LIMIT. The representations, warranties, covenants and agreements of Parent and Merger Sub set forth in this Agreement will survive the Closing and the consummation of the transactions contemplated by this Agreement, but any claims with respect thereto may be made only on or before the first yearly anniversary of the date of this Agreement; provided, however, that claims alleging fraud or willful misstatements or omissions of Parent or Merger Sub may be made only on or before the third yearly anniversary of the Closing Date.

         10.4A SOLE REMEDY. Notwithstanding any other provision in this Agreement to the contrary, the provisions of this Article XA will be the sole and exclusive remedy of (and corresponding liability of Parent and Merger Sub) the Indemnified Stockholders for any damage, claim, cause of action or right of any nature arising out of or relating to this Agreement, the certificates or other documents executed or delivered herewith, or the transactions contemplated hereby; provided, however, that nothing in this Agreement will be deemed to limit any right or remedy for criminal activity or fraud, or willful misstatements or omissions, or breaches of covenants or inaccuracies in any representations or warranties set forth in any other agreement contemplated by this Agreement, including any employment agreements or the Registration Rights Agreement.

                                   ARTICLE XI

                                   TERMINATION


         11.1 MUTUAL AGREEMENT. This Agreement may be terminated at any time prior to the Effective Time by the written consent of Parent and Calogic.

         11.2 TERMINATION BY PARENT. This Agreement may be terminated by Parent (provided that it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) alone, by means of written notice to Calogic, if there has been a material breach by Calogic or a Stockholder of any representation, warranty, covenant or agreement set forth in this Agreement or other ancillary agreements, which breach would result in a failure to satisfy the closing conditions contained in Section 9.2 and has not been cured within five (5) business days following receipt by Calogic of notice of such breach.

         11.3 TERMINATION BY CALOGIC. This Agreement may be terminated by Calogic (provided that it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) alone, by means of written notice to Parent, if there has been a material breach by Parent of any representation, warranty, covenant or agreement set forth in this Agreement or other ancillary agreements, which breach would result in a failure to satisfy the closing conditions contained in Section 9.3 and has not been cured within five (5) business days following receipt by Parent of notice of such breach.

         11.4 OUTSIDE DATE. This Agreement may be terminated by Parent alone or by Calogic alone by means of written notice if the Effective Time does not occur on or prior to November 30, 1999; provided, however, that the right to terminate this Agreement pursuant to the preceding clause will not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

         11.5 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Calogic or Parent as provided in this Article, this Agreement will forthwith become void and have no effect, and there will be no liability or obligation on the part of Parent, Calogic, Merger Sub, the Stockholders or their respective officers or directors, except that (i) the provisions of Sections 8.4, 8.6, 8.7 (including the provisions of the Non-Disclosure Agreement) and 12.2 will survive any such termination and abandonment, and (ii) no party will be released or relieved from any liability arising from the willful breach by such party prior to termination of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

                                   ARTICLE XII

                                  MISCELLANEOUS


         12.1 ENTIRE AGREEMENT. This Agreement, including the exhibits, schedules and other agreements delivered pursuant to this Agreement, contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting that subject matter other than the Non-Disclosure Agreement and the Holder Agreement.

         12.2 GOVERNING LAW; CONSENT TO JURISDICTION. The Merger will be governed by the CGCL and the DGCL to the extent applicable, and all other aspects of this Agreement will be governed by the internal laws of the Commonwealth of Massachusetts. Legal proceedings relating to this Agreement, the agreements executed in connection with this Agreement or the transactions contemplated hereby or thereby may be commenced only in the state or federal courts in Boston, Massachusetts. Each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. The foregoing provisions will not be construed to preclude any party from bringing a counter-claim in any action or proceeding properly commenced in accordance with the foregoing provisions. Process in any such action or proceeding may be served on any party anywhere in the world. Notwithstanding the foregoing, any dispute relating to a claim under the Escrow Agreement will be resolved in accordance with the arbitration provisions of the Escrow Agreement.

         12.3 NOTICES. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient's fax machine) of receipt by the recipient of such notice:

         IF TO PARENT OR MERGER SUB      Sipex Corporation
                                         22 Linnell Circle
                                         Billerica, MA 01821
                                         Attention:  Frank DiPietro
                                         Telephone No.: (978) 671-1909
                                         Fax No.: (978) 670-9088

                                         WITH A COPY TO:
                                         Testa, Hurwitz & Thibeault, LLP
                                         125 High Street
                                         Boston, Massachusetts 02110
                                         Attention: Timothy C. Maguire, Esq.
                                         Telephone No.: (617) 248-7000
                                         Fax No.: (617) 248-7100

         IF TO CALOGIC:                  Calogic
                                         237 Whitney Place
                                         Fremont, CA 94539
                                         Attention: Chief Executive Officer
                                         Telephone No.: (510) 656-2900
                                         Fax No.: (510) 651-1076

                                         WITH A COPY TO:
                                         Cooley Godward LLP
                                         One Maritime Plaza
                                         20th Floor
                                         San Francisco, CA  94111-3580
                                         Attention:  Joseph Scherer, Esq.
                                         Telephone No.: (415) 693-2017
                                         Fax No.: (415) 951-3699

         Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 12.3.

         12.4 SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it will be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the full extent.

         12.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement, including the exhibits and schedules delivered pursuant to this Agreement, will survive the Effective Time, but any claims for breach thereof may only be made within any applicable time limits specified herein or in the Escrow Agreement.

         12.6 ASSIGNMENT. No party to this Agreement may assign, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of Calogic, Merger Sub and Parent, which consent may be withheld in the absolute discretion of the party asked to grant such consent; provided however, that no such assignment which materially adversely reflects the rights of a Stockholder will be made without the written consent of such Stockholder. Any attempted assignment by Merger Sub or Parent, on the one hand, or by Calogic, on the other hand, in violation of this Section 12.6 will be voidable and will entitle Calogic or Parent, respectively, to terminate this Agreement at its option.

         12.7 COUNTERPARTS. This Agreement may be executed in two or more partially or fully executed counterparts each of which will be deemed an original and will bind the signatory, but all of which together will constitute but one and the same instrument. The execution and delivery of a Signature Page to Agreement and Plan of Reorganization in the form annexed to this Agreement, including a facsimile copy of the actual signature, by any party hereto who will have been furnished the final form of this Agreement will constitute the execution and delivery of this Agreement by such party.

         12.8 AMENDMENT. This Agreement may not be amended except by an instrument in writing executed by Calogic, Merger Sub and Parent; provided however, that no such amendment which materially adversely affects the rights or obligations of any Stockholder will be made without the written consent of such Stockholder.

         12.9 EXTENSION, WAIVER. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of any other party hereto to the party extending such time, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

         12.10 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference will be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used therein will be deemed in each case to be followed by the words "without limitation." The table of contents, index to defined terms, and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

         12.11 KNOWLEDGE. For purposes of this Agreement, the term "KNOWLEDGE" (including any derivation thereof such as "know" or "knowing" and regardless of whether such word starts with an initial capital) in reference to Calogic will mean the knowledge of the directors and executive officers of Calogic and the Stockholders (the "Specified Individuals"). For purposes of this Agreement, a Specified Individual shall not be deemed to have any knowledge of the inaccuracy of any representation, warranty or other statement unless such Specified Individual actually knows that such representation, warranty or other statement is materially inaccurate. No knowledge shall be imputed to any Specified Individual.

         12.12 TRANSFER, SALES, DOCUMENTARY, STAMP AND OTHER SIMILAR TAXES. Any and all transfer, sales, documentary, stamp and other similar Taxes imposed in connection with the transactions contemplated by this Agreement will be paid by the stockholder of Calogic with respect to which such Tax relates. At Parent's discretion, the amount paid to any Person pursuant to this Agreement will be reduced by the amount of Taxes payable by such Person pursuant to this Section
12.12. Any amounts so withheld will be promptly remitted to the appropriate taxing authority.

         12.13 REMEDIES NOT EXCLUSIVE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and
(b) an injunction restraining such breach or threatened breach. Neither Parent nor any other Stockholder or Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

         12.14 LIMITATION ON RECOVERY. For purposes of Article III and Article IV, neither Calogic nor any Stockholder shall be deemed to have breached any representation or warranty if Parent or Merger Sub had, on the date hereof, knowledge of the breach of such representation or warranty and for purposes of this Section 12.4 Parent and Merger Sub will be deemed to have knowledge of the contents of any documents delivered to, or reviewed by, them by Calogic or its representatives. For purposes of Article V, neither Parent nor Merger Sub shall be deemed to have breached any representation or warranty if Calogic or any Stockholder had, on the date hereof, knowledge of the breach of such representation or warranty.



         (The remainder of this page has been left blank intentionally.)

                                Signature Page to
                      Agreement and Plan of Reorganization


         IN WITNESS WHEREOF, Parent, Merger Sub, Calogic and the Stockholders have executed this Agreement as of the date first written above.

SIPEX CORPORATION                       CALOGIC

By: /s/ James E. Donegan                By: /s/ Manuel Del Arroz
    --------------------------------        ----------------------------------
       Title: CEO                              Title: CEO/President of Calogic


CAT Acquisition Corporation I

By: /s/ James E. Donegan
    --------------------------------
       Title: CEO


STOCKHOLDERS:

Name of Stockholder: /s/ Manuel Del Arroz
                     ----------------------

By: Manny Del Arroz
    ---------------------------------------
       Title, if any: CEO/President of
              Calogic Corp.


Name of Stockholder: ______________________

By: __________________________
       Title, if any:


Name of Stockholder: ______________________

By: __________________________
       Title, if any:

                    CERTIFICATES OF APPROVAL BY STOCKHOLDERS

         The undersigned Secretary of Calogic hereby certifies that holders of shares of Common Stock of Calogic, out of 345,000 shares of such Common Stock outstanding and entitled to vote approved the foregoing Agreement and Plan of Reorganization on October 19, 1999.

                                           CALOGIC



                                           By: /s/ Juanita Del Arroz
                                               -------------------------------
                                               Secretary


         The undersigned Secretary of CAT Acquisition Corporation I hereby certifies that the sole stockholder of CAT Acquisition Corporation I approved the foregoing Agreement and Plan of Reorganization on October 23, 1999.

                                           CAT ACQUISITION CORPORATION I



                                           By: /s/ Frank R. DiPietro
                                               -------------------------------
                                               Secretary